Exhibit 2.1

EXECUTION COPY

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

dated as of

December 14, 2005

among

NTL INCORPORATED,

TELEWEST GLOBAL, INC.,

NEPTUNE BRIDGE BORROWER LLC

and

solely with respect to Section 11.11(b) of this Agreement and the other Sections of Article 11 of this Agreement to the extent relating thereto,

MERGER SUB INC.

i

INDEX OF EXHIBITS AND SCHEDULES

Exhibit A	-	[Reserved]

Exhibit B	-	Second Restated Certificate of Incorporation of Parent

Exhibit C	-	Form of Supplemental Warrant Agreement

Exhibit D	-	Form of Rule 145 Letter for Company Affiliates

Exhibit E	-	Form of Representation Letter of Parent

Exhibit F	-	Form of Representation Letter of the Company

Exhibit G	-	Form of Opinion of Sullivan & Cromwell LLP

Exhibit H	-	Form of Opinion of Davis Polk & Wardwell

Company Disclosure Schedule

Parent Disclosure Schedule

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of December 14, 2005, among NTL Incorporated, a Delaware corporation (the “Company”), Telewest Global, Inc., a Delaware corporation (“Parent”), Neptune Bridge Borrower LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Subsidiary”), and, solely with respect to Section 11.11(b) of this Agreement and the other Sections of Article 11 of this Agreement to the extent relating thereto, Merger Sub Inc., a wholly owned subsidiary of the Company (“Original Merger Subsidiary”).

W I T N E S S E T H:

WHEREAS, the Company, Parent and Original Merger Subsidiary are parties to an Agreement and Plan of Merger (the “Original Merger Agreement”) dated as of October 2, 2005 (the “Original Merger Agreement Date”) that contemplated, among other things, the acquisition of Parent by way of a merger of Original Merger Subsidiary with and into Parent;

WHEREAS, Section 11.06 of the Original Merger Agreement gave the Company the right, in its absolute discretion, to elect to effect the merger contemplated by the Original Merger Agreement as an Alternative Merger (as defined in Section 11.06 of the Original Merger Agreement);

WHEREAS, the Company has elected to exercise its right under Section 11.06 of the Original Merger Agreement and, as such, the parties to the Original Merger Agreement have agreed, pursuant to Section 11.06(b) and Section 11.03 of the Original Merger Agreement, to amend and restate the Original Merger Agreement in its entirety as set forth in this Agreement pursuant to which, among other things, Original Merger Subsidiary will be released from its obligations under the Original Merger Agreement and Merger Subsidiary will become a party to this Agreement;

WHEREAS, the respective Boards of Directors of the Company and Parent have approved this Agreement pursuant to which, among other things, (i) subject to certain exceptions, the Board of Directors of Parent will recommend to its stockholders that the Restated Certificate of Incorporation of Parent be amended and restated in its entirety as contemplated hereby in order to, among other things, reclassify each share of Parent Stock into (x) 0.2875 shares of New Parent Stock and (y) one share of Parent Class B Redeemable Common Stock (as defined below) that will automatically be redeemed (the “Parent Common Stock Redemption”) for the Redemption Consideration at the Effective Time pursuant to and as set forth in the Charter Amendment, and (ii) immediately following such reclassification, Merger Subsidiary will be merged with and into the Company, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company deems it advisable that the stockholders of the Company approve and adopt this Agreement;

WHEREAS, the Board of Directors of Parent deems it advisable that the stockholders of Parent (i) approve the Charter Amendment, and (ii) approve the issuance of shares of New Parent Stock to be issued in the Merger;

WHEREAS, the parties intend the Charter Amendment and the Parent Common Stock Redemption to function as a mechanism to effect a redemption of a portion of the Parent Stock;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and the rules and regulations promulgated thereunder;

WHEREAS, for U.S. federal income tax purposes, it is intended that this Agreement shall constitute a plan of reorganization within the meaning of Section 368(a) of the Code and the rules and regulations promulgated thereunder; and

WHEREAS, Parent and the Company intend the Charter Amendment and the Parent Common Stock Redemption to qualify as a redemption, within the meaning of Section 317 of the Code, governed by Section 302 of the Code, of a portion of each share of Parent Stock for cash in an amount equal to the Redemption Consideration, such redemption occurring as part of a single integrated transaction that includes the issuance of New Parent Stock in the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.  (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal with respect to any of the following, whether in one transaction or a series of related transactions: (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Parent or any of its Significant Subsidiaries, or over 20% of any class of equity or voting securities of Parent or any of its Significant Subsidiaries; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of Parent or any of its Significant Subsidiaries; or (iii) any merger, consolidation, share exchange, business combination, sale of assets outside the ordinary course of business, spin-off, other disposition, joint venture, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Parent or any of its Subsidiaries that involves the acquisition, purchase, conversion or disposition, direct or indirect, of (A) more than 20% of any class of equity or voting securities of Parent or any of its Significant Subsidiaries, (B) assets, individually or in the aggregate, constituting more than 20% of the consolidated assets of Parent or any of its Significant Subsidiaries, or (C) all or a significant portion of Parent’s or any of its Subsidiaries’ ownership interest in, or all or a significant portion of the assets of, the Flextech Group.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that, as used in this definition, the term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and provided, further, that (i) none of Parent nor any of its controlled Affiliates shall be deemed to be an Affiliate of the Company or any of its controlled Affiliates, (ii) none of the Company nor any of its controlled Affiliates shall be deemed to be an Affiliate of Parent or any of its controlled Affiliates, (iii) none of Huff nor any of its Affiliates (other than Parent and its controlled Affiliates) shall be deemed to be an Affiliate of Parent or any of its controlled Affiliates, and (iv) none of Huff nor any of its Affiliates (other than the Company and its controlled Affiliates) shall be deemed to be an Affiliate of the Company or any of its controlled Affiliates.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York or London, England are authorized or required by Applicable Law to close.

“Charter Amendment” means the Second Restated Certificate of Incorporation of Parent in the form attached hereto as Exhibit B that contemplates (i) the reclassification of each share of Parent Stock into the Reclassification Consideration, (ii) the automatic redemption, at the Effective Time, of the Parent Class B Redeemable Common Stock for the Redemption Consideration, (iii) a change in the name of Parent to NTL Incorporated, and (iv) certain other amendments as set forth in such Second Restated Certificate of Incorporation.

“Closing Date” means the date on which the Effective Time occurs.

“Code” means the U.S. Internal Revenue Code of 1986.

“Communications Laws” means the U.K. Broadcasting Act 1990, the U.K. Broadcasting Act 1996, the U.K. Communications Act 2003, the U.K. Wireless Telegraphy Act 1949 and all similar U.K. legislation and European Union regulations and directives and all rules and regulations of OFCOM.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means June 30, 2005.

“Company Communications Licenses” means all licenses, franchises, agreements, permits, registrations or other authorizations granted by any Governmental Authority to the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries takes the benefit of, under any Communications Laws, including all certificates of compliance which are required to be issued by or filed with OFCOM or any other Governmental Authority.

“Company Material Adverse Effect” means (a) a material adverse effect on the financial condition, business, assets, liabilities, properties or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) an effect which prevents or materially delays or materially impairs the Company’s ability to consummate the transactions contemplated by this Agreement, excluding, in the case of clause (a), any such effect resulting from (i) changes generally affecting the industries in the United Kingdom in which the Company and its Subsidiaries operate except to the extent such changes disproportionately affect the Company and its Subsidiaries, (ii) changes generally affecting global economic conditions or financial markets in the United States or the United Kingdom, except to the extent such changes disproportionately affect the Company and its Subsidiaries, (iii) changes that are the result of acts of war or terrorism, except to the extent such changes disproportionately affect the Company and its Subsidiaries, or (iv) any loss of, or adverse change in, the relationship of the Company and its Subsidiaries with their respective customers, employees or suppliers resulting from the pendency or the announcement of the transactions contemplated by this Agreement or the Original Merger Agreement.

“Company Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens entered into pursuant to (A) the £2,425,000,000 Senior Facilities Agreement dated as of April 13, 2004 between the Company, NTL Investments Holdings Limited, and the lenders thereunder, and (B) the sterling-denominated 9.75% Senior Notes due 2014, the U.S. dollar-denominated 8.75% Senior Notes due 2014, the euro-denominated 8.75% Senior Notes due 2014 and the U.S. dollar-denominated Floating Rate Senior Notes due 2012, in each case, of NTL Cable Plc, (iii) Liens for Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet), and (iv) Liens which do not materially detract from the value or materially interfere with any present or intended use of the property or assets to which such Lien relates.

“Company Rights” means the preferred stock purchase rights issued pursuant to the Company Rights Agreement.

“Company Rights Agreement” means the Rights Agreement dated as of January 10, 2003, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent thereunder.

“Company Stock” means the common stock, par value $0.01 per share, of the Company.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2005.

“Competition Commission” means the U.K. Competition Commission.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Delaware LLC Act” means the Limited Liability Company Act of the State of Delaware.

“Enterprise Act” means the U.K. Enterprise Act 2002.

“Environmental Law” means any Applicable Law concerning pollution, contamination and/or environment matters, including any matter relating to the effects of Hazardous Substances on human health and safety, waste, nuisance, discharges, emissions, deposits, disposals and releases to land, air and water, and the sale, import, export, manufacture, use, treatment, storage, handling, deposit, transport or disposal of Hazardous Substances.

“Environmental Permits” means, with respect to any Person, all permits, licenses, certificates, approvals and other similar authorizations of any Governmental Authority relating to or required by any Environmental Law and affecting, or relating to, the business or past or present facilities of such Person or any of its Subsidiaries.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code, other than the UKTV Group.

“Flextech Group” means (i) each Person required to be set forth in Section 4.06(c) of the Parent Disclosure Schedule, and (ii) each member of the UKTV Group.

“Flextech Group Restructuring” means such restructuring of, or with respect to, the members of the Flextech Group, or all or a portion of their respective businesses, as the Company may request.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Antitrust Authority” means any court of law or Governmental Authority, in each case, to the extent exercising jurisdiction over enforcement of any applicable antitrust or competition laws.

“Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, (ii) any governmental body, agency, authority (including any central bank, taxing authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or (iii) the NASD or NASDAQ.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits (including construction permits), certificates, waivers, amendments, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law, and all other actions, notices, filings, registrations, qualifications, declarations and designations by or of such Person with any Governmental Authority.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any hazardous characteristics, including any substance, waste or material regulated under any Environmental Law.

“Huff” means W.R. Huff Asset Management Co., L.L.C.

“Indemnified Person” means a Company Indemnified Person or a Parent Indemnified Person.

“Intellectual Property Rights” means all worldwide (i) inventions, whether or not patentable, (ii) patents and patent applications, (iii) trademarks,

service marks, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith, (iv) rights of publicity and other rights to use the names and likeness of individuals, (v) copyrights, rights in databases and related rights, whether or not registered, (vi) mask works, (vii) computer software, data, databases, files, and documentation and other materials related to the foregoing, (viii) trade secrets and confidential, technical and business information, (ix) all rights to any of the foregoing provided by bilateral or international treaties or conventions, (x) all other intellectual property or proprietary rights, and (xi) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Irish Competition Act” means the Irish Competition Act, 2002.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” of any Person that is not an individual means the actual knowledge of any “executive officer” (as defined under the 1933 Act) of such Person after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Merger Consideration” means the consideration payable to holders of Company Stock pursuant to Section 2.02.

“NASD” means the National Association of Securities Dealers, Inc.

“NASDAQ” means The NASDAQ National Market.

“New Parent Stock” means the common stock, par value $0.01 per share, of Parent from and after the Filing Time.

“1933 Act” means the U.S. Securities Act of 1933.

“1934 Act” means the U.S. Securities Exchange Act of 1934.

“OFCOM” means the U.K. Office of Communications.

“OFT” means the U.K. Office of Fair Trading.

“Parent Balance Sheet” means the consolidated balance sheet of Parent as of the Parent Balance Sheet Date and the footnotes thereto set forth in the Parent 10-Q.

“Parent Balance Sheet Date” means June 30, 2005.

“Parent Class B Redeemable Common Stock” means the Class B Redeemable common stock, par value $0.01 per share, of Parent created pursuant to the Charter Amendment.

“Parent Communications Licenses” means all licenses, franchises, agreements, permits, registrations or other authorizations granted by any Governmental Authority to Parent or any of its Subsidiaries, or which Parent or any of its Subsidiaries takes the benefit of, under any Communications Laws, including all certificates of compliance which are required to be issued by or filed with OFCOM or any other Governmental Authority.

“Parent Employee Plan” means, written or otherwise, (i) any “employee benefit plan”, as defined in Section 3(3) of ERISA, (ii) any employment, consultancy, severance or similar agreement, plan, arrangement or policy, (iii) any other plan, agreement or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits, severance benefits or post-employment, retirement or pension benefits (including compensation, pension and health, medical or life insurance benefits), including the U.K. Pension Scheme, or (iv) any loan; in each case, which is maintained, administered, sponsored or contributed to, by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates and covers or extends to any current or former director, employee or independent contractor of Parent or any of its Subsidiaries or with respect to which Parent or any of its Subsidiaries has any liability.

“Parent Facility Property” means any property on which any transit switch building or premise, head end or hub end building or premise, digital media center or similar facility, or network monitoring center or similar facility, in each case, of Parent or any of its Subsidiaries is located.

“Parent Long-Term Incentive Plan” means Parent’s Long-Term Incentive Plan adopted by the stockholders of Parent at its annual meeting held on May 9, 2005.

“Parent Material Adverse Effect” means (a) a material adverse effect on the financial condition, business, assets, liabilities, properties or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) an effect which prevents or materially delays or materially impairs the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement, excluding, in the case of clause (a), any such effect resulting from (i) changes generally affecting the industries in the United Kingdom in which Parent and its Subsidiaries operate except to the extent such changes disproportionately affect Parent and its Subsidiaries, (ii) changes generally affecting global economic conditions or financial markets in the United States or the United Kingdom, except to the extent such changes disproportionately affect Parent and its Subsidiaries, (iii) changes that are the result of acts of war or terrorism, except to the extent such changes disproportionately affect Parent and its Subsidiaries, (iv) any loss of, or adverse change in, the relationship of Parent and its Subsidiaries with their respective customers, employees or suppliers resulting from the pendency or the announcement of the transactions contemplated by this Agreement or the Original Merger Agreement, (v) the effects of any Flextech Group Restructuring or other action taken since the Original Merger Agreement Date or omitted to be taken at the direction or request of the Company, or (vi) the matters referred to in Section 1.01(a) of the Company Disclosure Schedule.

“Parent Rights” means the preferred stock purchase rights issued pursuant to the Parent Rights Agreement.

“Parent Rights Agreement” means the Rights Agreement dated as of March 25, 2004, between Parent and The Bank of New York, as Rights Agent thereunder.

“Parent Stock” means the common stock, par value $0.01 per share, of Parent existing immediately prior to the Filing Time.

“Parent 10-Q” means Parent’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2005.

“Permitted Liens” means (i) Liens disclosed on the Parent Balance Sheet, (ii) Liens entered into pursuant to (A) the £1,550,000,000 Senior Facilities Agreement, dated December 21, 2004, between Telewest UK Limited, Telewest Communications Networks Limited, Telewest Global Finance LLC and the lenders thereunder, (B) the £250,000,000 Second Lien Facility Agreement, dated December 21, 2004, between Telewest UK Limited, Telewest Communications Networks Limited, Telewest Global Finance LLC and the lenders thereunder, and (C) the £130,000,000 Facilities Agreement, dated May 10, 2005, between Flextech Broadband Limited, Flextech Broadcasting Limited and the lenders thereunder, (iii) Liens for Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Parent Balance Sheet), and (iv) Liens which do not materially detract from the value or materially interfere with any present or intended use of the property or assets to which such Lien relates.

“Person” means an individual, corporation, body corporate, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Progco” means UK Programme Distribution Limited, a company incorporated under the laws of England and Wales.

“Reclassification Consideration” means, for each share of Parent Stock, (i) 0.2875 shares of New Parent Stock, together with cash in lieu of fractional shares of New Parent Stock (without interest), and (ii) one share of Parent Class B Redeemable Common Stock.

“Redemption Consideration” means, for each share of Parent Class B Redeemable Common Stock, $16.25 in cash, without interest.

“Relevant Benefits” has the meaning given to such term in Section 612(l) of the U.K. Income and Corporation Taxes Act 1988.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Senior Programme License Agreements” means (i) the Senior Programme License Agreement dated as of April 25, 1997 between Progco and BBC Worldwide Limited, as amended, and (ii) the Senior Programme License Agreement dated as of July 15, 2004 between Progco and BBC Worldwide Limited, as amended, or each of them as the context may require.

“Significant Subsidiary” means, with respect to any Person, a Subsidiary of such Person that would constitute a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X under the 1934 Act.

“Subsidiary” means, (i) with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person (for the avoidance of doubt, specifically excluding Front Row Limited and, with respect to Parent, the UKTV Group), and (ii) with respect to Parent, in addition to any entity that would be a Subsidiary pursuant to clause (i), any member of the UKTV Group.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act (other than the Company or any of its controlled Affiliates, or Parent or any of its controlled Affiliates) and the directors, officers, employees, agents and advisors of such Person, in each case, acting in such capacity.

“Transaction Consideration” means, for each share of Parent Stock, (i) 0.2875 shares of New Parent Stock, together with cash in lieu of fractional shares of New Parent Stock (without interest), and (ii) the Redemption Consideration.

“U.K. Pension Scheme” means the Telewest Global Pension Plan or the trustees of such scheme from time to time, as the context determines.

“UKTV Group” means each Person engaged in the business of supplying television programming and related services to those entities participating in the U.K. multi-channel television market and in which Parent and/or any of its Subsidiaries, on the one hand, and the British Broadcasting Corporation and/or any of its Affiliates, on the other hand, own any equity, ownership, profit, or voting interest, and any Subsidiary of any such Person; provided that, Progco and its Subsidiaries, if any, shall not be deemed to be members of the UKTV Group.

“Warrants” means the Series A warrants of the Company to purchase shares of Company Stock.

“Warrant Agreement” means the Series A Warrant Agreement dated as of January 10, 2003 between NTL Incorporated and Continental Stock Transfer and Trust Company, as Warrant Agent.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Merger	2.01(a)
Adjusted Company Option	2.05(a)
Adjusted Parent Option	2.04(a)
Adjusted Parent SAR	2.04(a)
Adjusted Restricted Stock Award	2.05(b)
Adjusted RSU Award	2.05(b)
Adverse Parent Recommendation Change	6.04
Agreement	Preamble
Certificates	2.03(a)
Claims	6.03(a)
Commitment Letter	5.19(a)
Company	Preamble
Company Board Recommendation	5.02(b)
Company Certificates	2.03(a)
Company Closing Per Share Amount	2.04(a)
Company Disclosure Schedule	Article 5
Company Financial Advisors	5.14
Company Indemnified Person	6.03(a)
Company License Consents	5.03
Company Restricted Stock Award	2.05(b)
Company RSU Award	2.05(b)

Term	Section
Company Rule 145 Affiliate	7.03
Company SEC Documents	5.07(a)
Company Stock Options	2.05(a)
Company Stock Plans	2.05(a)
Company Stockholder Approval	5.02(a)
Company Stockholder Meeting	7.02
Company Subsidiary Securities	5.06(b)
Company U.S. Assets	5.03(b)
Confidentiality Agreement	6.08
Conversion Ratio	2.04(a)
Costs	6.03(a)
Effective Time	2.01(b)
End Date	10.01(b)
Excepted Employees	6.01(m)
Exchange Agent	2.03(a)
Filing Time	2.01(b)
Financing	5.19(a)
Flextech Transaction	6.10(a)
Flextech Transaction Party	6.10(a)
Joint Proxy Statement/Prospectus	4.09(b)
Lenders	5.19(a)
Merger Subsidiary	Preamble
Minister	8.01(b)
Original Merger Agreement	Preamble
Original Merger Agreement Date	Preamble
Original Merger Subsidiary	Preamble
Parent	Preamble
Parent Board Recommendation	4.02(b)
Parent Certificates	2.03(a)
Parent Closing Per Share Amount	2.04(a)
Parent Common Stock Redemption	Preamble
Parent Disclosure Schedule	Article 4
Parent Facility Lease	4.20(a)
Parent Financial Advisors	4.14(a)
Parent Indemnified Person	6.03(a)
Parent Insurance Policies	4.23
Parent Joint Venture Agreement	4.06(d)
Parent Joint Venture Entity	4.06(d)
Parent Joint Venture Securities	4.06(d)
Parent License Consents	4.03
Parent Material Contract	4.20(b)
Parent SARs	2.04(a)
Parent SEC Documents	4.07
Parent Securities	4.05(b)
Parent Stock Options	2.04(a)

Term	Section
Parent Stock Plan	4.05(a)
Parent Stockholder Approval	4.02(a)
Parent Stockholder Meeting	6.04
Parent Subsidiary Securities	4.06(b)
Surviving Corporation	2.01(a)
Parent U.S. Assets	4.03(c)
Payment Event	11.04(b)
Predecessor Company	5.08
Prior Plan	6.07(b)
Registration Statement	4.09(a)
Regulatory Material Adverse Effect	8.01(d)
Representatives	6.08
Superior Proposal	6.08
Surviving Corporation	2.01(a)
Tax	4.16(k)
Tax Return	4.16(k)
Tax Sharing Agreements	4.16(k)
Taxing Authority	4.16(k)
TUPE	4.17(j)
Uncertificated Company Shares	2.03(a)
Uncertificated Parent Shares	2.03(a)
Uncertificated Shares	2.03(a)
U.S. Disclosure Filings	8.02(a)
Whitewash Procedure	6.10(b)

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein, provided that any information disclosed in an Exhibit or Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement (except where such information is affirmatively required to be so disclosed).  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder.  References to any agreement or contract (including terms that are defined in this Agreement) are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that, with respect to any agreement or contract listed on any Schedules annexed hereto, all such amendments, modifications or supplements must also be listed in such Schedules.  References to any Person include the successors and permitted assigns of that Person.  References to the parties mean the parties to this Agreement, unless otherwise specified.  References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.  References in this Agreement to any United States legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than that of the United States, be deemed to include what most nearly approximates in that jurisdiction to the United States legal term.  References in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to December 14, 2005.  For the avoidance of doubt, (i) references in this Agreement to “the transactions contemplated by this Agreement” and similar references shall be deemed to include the transactions contemplated by the Charter Amendment (including the Parent Common Stock Redemption), and (ii) the covenants contained in this Agreement shall be deemed to have been effective and binding obligations from the Original Merger Agreement Date (other than those covenants to the extent relating to Merger Subsidiary, the Charter Amendment, the reclassification of Parent Stock contemplated by the Charter Amendment, or the Parent Common Stock Redemption, which covenants shall be effective and binding obligations as of the date hereof).

ARTICLE 2
THE RECLASSIFICATION AND THE MERGER

Section 2.01.  The Reclassification and the Merger.  (a)  Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law and the Delaware LLC Act, whereupon the separate existence of Merger Subsidiary shall cease and the Company shall be the surviving entity in the Merger (the “Surviving Corporation”).

(b)           As soon as practicable (and, in any event, within five Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 9, other than conditions that by their nature are to be satisfied at the Effective Time and will in fact be satisfied at the Effective Time, (i) Parent shall file the Charter Amendment with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Charter Amendment, and (ii) simultaneously, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law and the Delaware LLC Act in connection with the Merger.  The Charter Amendment shall become effective at such time as it is duly filed with the Delaware Secretary of State (or such later time as may be agreed by the parties in writing and specified in the Charter Amendment) (such time, the “Filing Time”).  The certificate of merger shall specify that the Merger shall become effective immediately after the Filing Time (such effective time, the “Effective Time”).  The Company and Merger Sub each agrees that it shall not, without the prior written consent of Parent, in the case of any action by the Company, or without the written consent of the Company, in the case of any action by Merger Sub, take any action to terminate, amend or withdraw the certificate of merger.

(c)           From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law and the Delaware LLC Act.

Section 2.02.  Conversion of Shares in the Merger; Treatment of Warrants.  (a)  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(i)        except as otherwise provided in Section 2.02(a)(ii), each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive 2.5 shares of New Parent Stock, together with cash in lieu of fractional shares of New Parent Stock (without interest);

(ii)       each share of Company Stock held by the Company as treasury stock immediately prior to the Effective Time shall be canceled and shall cease to exist, and no payment shall be made with respect thereto; and

(iii)      the limited liability company interests in Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become, in aggregate, 1,000 shares of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)           At the Effective Time, pursuant to the terms and subject to the conditions contained in the Warrant Agreement, the Warrants shall automatically become exercisable for shares of New Parent Stock.  Concurrently with the Effective Time, Parent and the Company shall enter into a supplemental warrant agreement with the Warrant Agent pursuant to the Warrant Agreement in the form attached hereto as Exhibit C providing for certain adjustments to the Warrants as specified in, and as required by, the Warrant Agreement.

Section 2.03.  Surrender and Payment of Shares in the Reclassification and the Merger.  (a) Prior to the Effective Time, the Company, with Parent’s prior approval (which shall not be unreasonably withheld or delayed), shall select an agent (the “Exchange Agent”), which shall be appointed by Parent on terms and conditions determined by the Company and reasonably acceptable to Parent, for the purpose of exchanging (i) for the Transaction Consideration (A) certificates that immediately prior to the Filing Time represented shares of Parent Stock (the “Parent Certificates”), and (B) uncertificated shares of Parent Stock (the “Uncertificated Parent Shares”), and (ii) for the Merger Consideration (A) certificates that immediately prior to the Effective Time represented shares of Company Stock (the “Company Certificates,” and together with the Parent Certificates, the “Certificates”), and (B) uncertificated shares of Company Stock (the “Uncertificated Company Shares,” and together with the Uncertificated Parent Shares, the “Uncertificated Shares”).  Concurrently with the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of shares of Parent Stock and Company Stock, as applicable, in such manner as may be reasonably requested by the Company, (i) subject to Parent’s option (as directed by the Company) in Section 2.03(b) to provide uncertificated book-entry shares, certificates representing shares of New Parent Stock constituting that portion of the Reclassification Consideration pursuant to the Charter Amendment, (ii) a cash amount in immediately available funds equal to the aggregate Redemption Consideration, and (iii) subject to Parent’s option (as directed by the Company) in Section 2.03(b) to provide uncertificated book-entry shares, certificates representing shares of New Parent Stock into which shares of Company Stock are converted in the Merger, in each case, for exchange in accordance with this Article 2.  The New Parent Stock and the Parent Class B Redeemable Common Stock into which shares of Parent Stock are reclassified pursuant to the Charter Amendment shall be deemed to have been outstanding (but not further reclassified) or issued, as applicable, at the Filing Time, and the New Parent Stock into which shares of Company Stock are converted pursuant to the Merger shall be deemed to have been issued at the Effective Time.  The Parent Class B Redeemable Common Stock shall only be issued in book-entry form and shall not be transferable.  Prior to the Filing Time, Parent shall cause the transfer agent for the shares of Parent Stock to instruct the Exchange Agent or another financial institution reasonably acceptable to the Company to hold in trust (pending the Parent Common Stock Redemption) the shares of Parent Class B Redeemable Common Stock created pursuant to the Charter Amendment for the benefit of each holder of Parent Stock immediately prior to the Filing Time.  Promptly (and, in any event, within two Business Days) after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Parent Stock at the Filing Time and to each holder of shares of Company Stock at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent in accordance with the procedures set forth in the letter of transmittal) for use in such exchange, such letter of transmittal and instructions to be in such form and have such other provisions as Parent and the Company may reasonably agree.

(b)           After the Effective Time, each holder of shares of Parent Stock that have been reclassified pursuant to the Charter Amendment shall be entitled to receive the Transaction Consideration in respect of Parent Stock represented by a Parent Certificate or Uncertificated Parent Share, upon (i) surrender to the Exchange Agent of a Parent Certificate, together with a properly completed letter of transmittal; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Parent Shares.  Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Stock represented by a Company Certificate or Uncertificated Company Share, upon (i) surrender to the Exchange Agent of a Company Certificate, together with a properly completed letter of transmittal; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Company Shares.  Any shares of New Parent Stock constituting part of the Transaction Consideration or the Merger Consideration, at Parent’s option (as directed by the Company), shall be in uncertificated book-entry form, unless a physical certificate is required under Applicable Law.  Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Transaction Consideration or the Merger Consideration, as the case may be.

(c)           If any portion of the Transaction Consideration or the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)           From and after the Effective Time, there shall be no further registration of transfers of shares of Parent Stock or Company Stock.  If, after the Effective Time, Certificates are surrendered to or Uncertificated Shares are transferred to Parent or the Surviving Corporation, they shall be canceled and exchanged for the Transaction Consideration or the Merger Consideration, as the case may be, provided for, and in accordance with the procedures set forth, in this Article 2.

(e)           Any portion of the Transaction Consideration or the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Parent Stock or Company Stock, as the case may be, six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Parent Stock or Company Stock for the Transaction Consideration or the Merger Consideration, as the case may be, in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Transaction Consideration or the Merger Consideration, as the case may be, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon.  Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Parent Stock or Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Any amounts remaining unclaimed by holders of shares of Parent Stock or Company Stock one Business Day prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority, shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)            No dividends or other distributions with respect to any securities of Parent constituting part of the Transaction Consideration or the Merger Consideration, as the case may be, and no cash payment in lieu of fractional shares as provided in Section 2.08 and in the Charter Amendment, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.03.  Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.08 and the Charter Amendment and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

Section 2.04.  Parent Stock Options and Other Equity Awards.  (a) The terms of each outstanding option to purchase shares of Parent Stock (“Parent Stock Options”) or stock appreciation right with respect to Parent Stock (“Parent SARs”) granted under the Parent Stock Plan, whether or not exercisable or vested, shall be adjusted to provide that, at the Effective Time, each Parent Stock Option or Parent SAR, as applicable, outstanding immediately prior to the Effective Time shall be automatically converted into an option to acquire, or stock appreciation right with respect to (each such option, as so adjusted, an “Adjusted Parent Option” and each such stock appreciation right, as so adjusted, an “Adjusted

Parent SAR”), on the same terms and conditions (including as to exercisability and vesting, taking into account, any acceleration resulting from the Merger) as were applicable under such Parent Stock Option, or Parent SAR, as applicable, the number of shares of New Parent Stock equal to (i) the number of shares of Parent Stock subject to such Parent Stock Option or Parent SAR, as applicable, multiplied by (ii) the Conversion Ratio, at a price per share of New Parent Stock equal to (A) the aggregate exercise price or base price for such Parent Stock Option or Parent SAR (which, with respect to the Parent SAR listed on Section 2.04 of the Parent Disclosure Schedule shall be zero), as applicable, divided by (B) the number of shares of New Parent Stock to which such Adjusted Parent Option or Adjusted Parent SAR is subject prior to application of rounding down of any fractional shares as described below; provided that (x) any fractional share of New Parent Stock resulting from an aggregation of all the shares of a holder subject to such Parent Stock Option or Parent SAR, as applicable, shall be rounded down to the nearest whole share and (y) the exercise price or base price of any Adjusted Parent Option or Adjusted Parent SAR, as applicable, shall be rounded up to the nearest whole cent; and provided further that any such exercise or base price of an Adjusted Parent Option or Adjusted Parent SAR shall not be less than the par value of a share of New Parent Stock.  For purposes of this Section 2.04, “Conversion Ratio” means (I) the Parent Closing Per Share Amount (as defined below) divided by (II)(a) the closing price of a share of Company Stock on NASDAQ, as reported in the New York City edition of The Wall Street Journal, on the trading day immediately preceding the Closing Date divided by (b) 2.5 (the “Company Closing Per Share Amount”).  For purposes of this Section 2.04, “Parent Closing Per Share Amount” means the sum of (1) $16.25 plus (2) 0.2875 multiplied by the Company Closing Per Share Amount.

(b)           At the Filing Time, all shares of Parent restricted stock granted under the Parent Stock Plan outstanding as of the Filing Time that are then subject to restrictions and a substantial risk of forfeiture shall no longer be restricted or subject to risk of forfeiture and shall be automatically converted into the right to receive the Reclassification Consideration (and at the Effective Time the Parent Class B Redeemable Common Stock portion of the Reclassification Consideration shall be automatically converted into the right to receive the Redemption Consideration).

(c)           Prior to the Effective Time, Parent shall (i) obtain any consents from holders of Parent Stock Options or Parent SARs, and (ii) make any appropriate amendments to the terms of the Parent Stock Plan, and the Board of Directors of Parent shall adopt appropriate resolutions, that, in the case of either clauses (i) or (ii), are necessary to give effect to the transactions contemplated by this Section 2.04.  Notwithstanding any other provision of this Section 2.04, payment may be withheld in respect of any Parent Stock Option or Parent SAR, as applicable, until such necessary consents are obtained.

Section 2.05.  Company Stock Options and Other Equity Awards. (a) The terms of each outstanding option to purchase shares of Company Stock

(“Company Stock Options”) granted under the Company’s 2003 Stock Option Plan or the Company’s 2004 Stock Incentive Plan (collectively, the “Company Stock Plans”), whether or not exercisable or vested, shall be adjusted to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be automatically converted into an option to acquire (each such option, as so adjusted, an “Adjusted Company Option”), on the same terms and conditions (including as to exercisability and vesting) as were applicable under such Company Stock Option, the number of shares of New Parent Stock equal to (i) the number of shares of Company Stock subject to such Company Stock Option multiplied by (ii) 2.5, at a price per share of New Parent Stock equal to (A) the aggregate exercise price for such Company Stock Option divided by (B) the number of shares of New Parent Stock to which such Adjusted Company Option is subject prior to application of rounding down of any fractional shares as described below; provided that (x) any fractional share of New Parent Stock resulting from an aggregation of all the shares of a holder subject to such Company Stock Option shall be rounded down to the nearest whole share and (y) the exercise price of any Adjusted Company Option shall be rounded up to the nearest whole cent; and provided further that any such exercise price of an Adjusted Company Option shall not be less than the par value of a share of New Parent Stock.

(b)           At the Effective Time, each award of Company restricted stock granted under the Company Stock Plans outstanding as of the Effective Time that is then subject to restrictions and a substantial risk of forfeiture (“Company Restricted Stock Award”) and each award of Company restricted stock units granted under the Company Stock Plans outstanding as of the Effective Time (“Company RSU Award”) shall be automatically converted into an equivalent award based upon shares of New Parent Stock (each such award of restricted stock, as so adjusted, an “Adjusted Restricted Stock Award” and each such restricted stock unit award, as so adjusted, an “Adjusted RSU Award”) on the same terms and conditions as applied to such Company Restricted Stock Award or Company RSU Award, as applicable, immediately prior to the Effective Time.  The number of shares of New Parent Stock subject to such Adjusted Restricted Stock Award or Adjusted RSU Award, as applicable, shall be equal to the number of shares of Company Stock subject to such Company Restricted Stock Award or Company RSU Award, as applicable, multiplied by 2.5; provided that any fractional share of New Parent Stock resulting from an aggregation of all the shares of a holder subject to such Company Restricted Stock Award or Company RSU Award, as applicable, shall be rounded to the nearest whole share.

Section 2.06.  Registration Statement.  Parent shall, at the direction of the Company, take such actions as are necessary for the assumption of the Adjusted Company Options pursuant to Section 2.05, including the reservation, issuance and listing of New Parent Stock as is necessary to effectuate the transactions contemplated by Section 2.04 and Section 2.05.  Parent shall, at the direction of the Company, prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to the shares of New Parent Stock subject to the Adjusted Company Options and, where applicable, shall, at the direction of the Company, use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Adjusted Company Options for so long as such adjusted options remain outstanding.

Section 2.07.  Adjustments.  If, during the period between the Original Merger Agreement Date and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur by reason of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, any stock dividend thereon with a record date during such period, or any similar event (other than pursuant to and as set forth in the Charter Amendment), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.08.  Fractional Shares.  No fractional shares of New Parent Stock shall be issued pursuant to the Charter Amendment or as a result of the Merger.  All fractional shares of New Parent Stock that a holder of shares of Parent Stock would otherwise be entitled to receive as a result of the Charter Amendment or that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the Company Closing Per Share Amount by the fraction of a share of New Parent Stock to which such holder would otherwise have been entitled.

Section 2.09.  Withholding Rights.  Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of national, federal, state or local Tax law.  If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.10.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, as the case may be, the posting by such Person of a bond, in such reasonable amount as Parent or the Surviving Corporation, as the case may be, may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Transaction Consideration or the

Merger Consideration to be paid in respect of the shares of Parent Stock or Company Stock, as the case may be, represented by such Certificate, as contemplated by the Charter Amendment and this Article 2.

Section 2.11.  Alternative Merger Structure.  Notwithstanding any other provision of this Agreement to the contrary, the parties hereto agree that the Company may, at any time prior to the occurrence of the events referred to in clauses (i) and (ii) of Section 2.01(b), elect by serving a written notice to Parent to effect the Merger as a merger of the Company with and into Merger Sub with Merger Sub as the surviving entity in the merger so long as such election does not delay the Merger, adversely affect the Financing or adversely affect the stockholders or directors of Parent.  In such event, the parties hereto agree that they will amend this Agreement to reflect the structure of that alternative merger while maintaining, as closely as possible, the substance of the agreements herein (except for the economic substance, which shall remain the same).

ARTICLE 3
SURVIVING CORPORATION

Section 3.01.  Certificate of Incorporation.  The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation and, at the Effective Time, such certificate of incorporation shall be amended to change the name of the Surviving Corporation to NTL Holdings Inc.

Section 3.02.  Bylaws.  The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation.

Section 3.03.  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time (which directors shall be selected by the Company in its sole discretion and appointed by Parent immediately prior to the Effective Time) shall be the directors of the Surviving Corporation, and (ii) the officers of Merger Subsidiary at the Effective Time (which officers shall be selected by the Company in its sole discretion and appointed by Parent immediately prior to the Effective Time) shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Parent Disclosure Schedule dated as of the Original Merger Agreement Date and delivered to the Company on the date hereof (the “Parent Disclosure Schedule”), Parent represents and warrants to the Company on the Original Merger Agreement Date (or, to the extent relating to Merger Subsidiary, the Charter Amendment, the reclassification of Parent Stock contemplated by the Charter Amendment, the Parent Common Stock Redemption, the Merger Consideration, or the opinions of the Parent Financial Advisors, on the date hereof) and as of the Effective Time as follows (it being agreed that, for purposes of this Article 4, those representations and warranties that pertain to any Subsidiary of Parent that is a member of the UKTV Group shall be deemed to have been made to the Knowledge of Parent):

Section 4.01.  Corporate Existence and Power.  Each of Parent and Merger Subsidiary is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate or limited liability company powers, as the case may be, and all Governmental Authorizations required to carry on its business as now conducted, except for those Governmental Authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Prior to the Original Merger Agreement Date (or, in the case of Merger Subsidiary, the date hereof), Parent has made available to the Company true and complete copies of the certificate of incorporation and bylaws of Parent, and the certificate of formation and limited liability company agreement of Merger Subsidiary, in each case, as currently in effect.  Since the date of its formation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 4.02.  Corporate Authorization.  (a)  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate and limited liability company powers of Parent and Merger Subsidiary, respectively, and, except for obtaining the Parent Stockholder Approval, approval of the Charter Amendment by Parent’s Board of Directors and the adoption of this Agreement by the sole member of Merger Subsidiary, have been duly authorized by all necessary corporate or limited liability company action on the part of Parent and Merger Subsidiary.  The affirmative vote of the holders of (i) a majority of the total votes cast in person or by proxy at the Parent Stockholder Meeting in favor of the approval of the issuance of New Parent Stock in the Merger, and (ii) a majority of the outstanding shares of Parent Stock in favor of the Charter Amendment (collectively, the “Parent Stockholder Approval”) are the only votes of the holders of any of Parent’s capital stock necessary in connection with the consummation of the Merger or the approval of the Charter Amendment.  This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights, and (ii) for the limitations imposed by general principles of equity.

(b)           At a meeting duly called and held, Parent’s Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent’s stockholders (other than any affiliates of the Company), (ii) approved and adopted this Agreement and the transactions contemplated hereby, (iii) approved and adopted the Charter Amendment and the transactions contemplated thereby, and (iv) resolved (subject to Section 6.04) to recommend (A) approval of the Charter Amendment by Parent’s stockholders (other than any affiliates of the Company) and (B) approval of the issuance of New Parent Stock in the Merger by Parent’s stockholders (other than any affiliates of the Company) (such recommendations are collectively referred to as, the “Parent Board Recommendation”).

Section 4.03.  Governmental Authorization.  (a)  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Charter Amendment with the Delaware Secretary of State, (ii) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (iii) the appropriate notifications, filings and communications pursuant to (x) the merger control provisions of the Enterprise Act and (y) the Irish Competition Act, (iv) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable securities laws, (v) the appropriate applications, filings and notices to, and approval of, NASDAQ, (vi) the appropriate notices to, or consents, waivers or confirmations from, OFCOM or any other relevant Governmental Authority in connection with any Parent Communications License (collectively, “Parent License Consents”), and (vii) any actions or filings the failure of which to take or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Section 4.03(b) of the Parent Disclosure Schedule sets forth all material Parent License Consents other than those Parent License Consents that require only that notices be given in connection with this Agreement and the transactions contemplated hereby.

(c)           Each of the aggregate amount of the book value of Parent’s and its Subsidiaries’ assets located in the United States (the “Parent U.S. Assets”) and the fair market value of the Parent U.S. Assets is less than $53.1 million.  During Parent’s most recently completed fiscal year, the aggregate amount of Parent’s and its Subsidiaries’ sales in or into the United States was less than $53.1 million.

Section 4.04.  Non-contravention.  (a)  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of formation or limited liability company agreement of Merger Subsidiary, (ii)(A) contravene, conflict with, or result in any violation or breach of any provision of the comparable organizational documents of any of Parent’s Significant Subsidiaries (including the memorandum and the articles of association of any such Subsidiary registered in England and Wales or Scotland), or (B) contravene, conflict with, or result in any violation or breach of any provision of the comparable organizational documents of any of Parent’s Subsidiaries other than its Significant Subsidiaries or Merger Subsidiary (including the memorandum and the articles of association of any such Subsidiary registered in England and Wales or Scotland), (iii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iv) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under (A) any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries, or (B) any Parent Communications License or other Governmental Authorization held by, affecting, or relating in any way to, the assets or business of Parent or any of its Subsidiaries, or (v) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only those exceptions in the case of clauses (ii)(B) and (iii)-(v) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (which term shall be interpreted, for purposes of this Section 4.04, without clauses (iv) and (vi) in the definition thereof).

Section 4.05.  Capitalization.  (a) The authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (of which 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the Parent Rights).  As of the close of business on September 29, 2005, there were outstanding (i) 245,568,588 shares of Parent Stock (not including any treasury shares or restricted shares), (ii) the Parent Rights (which have not separated from the Parent Stock), (iii) no shares of preferred stock of Parent, (iv) 1,474 treasury shares of Parent Stock, (v) stock options to purchase an aggregate of 9,273,916 shares of Parent Stock, (vi) 92,793 restricted shares of Parent Stock, and (vii) 245,000 stock appreciation rights of Parent.  All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to Parent’s 2004 Stock Incentive Plan (the “Parent Stock Plan”) and the Parent Long-Term Incentive Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, and are, or, in the case of shares that may be issued pursuant to the Parent Stock

Plan or the Parent Long-Term Incentive Plan, will be when issued in accordance with the respective terms thereof, fully paid and nonassessable.  No Subsidiary of Parent owns any shares of capital stock of Parent.  Section 4.05(b) of the Parent Disclosure Schedule sets forth as of the close of business on September 29, 2005 a true and complete list of (i) all outstanding Parent Stock Options, including with respect to each such option, the name of the holder, whether the option is an incentive stock option or a non-qualified stock option, the exercise price, the grant date and the vesting schedule, (ii) all outstanding restricted shares of Parent Stock, including with respect to each such restricted share, the name of the holder, the grant date and the vesting schedule, and (iii) all outstanding stock appreciation rights of Parent, including with respect to each such stock appreciation right, the name of the holder, the base price, the grant date and the vesting schedule.  A true and complete copy of the Parent Rights Agreement as in effect as of the Original Merger Agreement Date was made available to the Company prior to the Original Merger Agreement Date.  Parent is not a party to any voting agreement with respect to the voting of Parent Stock.  The Parent Stock Plan and the Parent Long-Term Incentive Plan are the only plans or programs Parent or any of its Subsidiaries has maintained under which stock options, restricted stock, stock appreciation rights or other compensatory equity-based awards have been or may be granted.

(b)                                 Except as set forth in this Section 4.05 and for changes since September 29, 2005 resulting from the exercise of Parent Stock Options outstanding on such date or the issuance of Parent Stock Options or shares of Parent Stock as permitted by this Agreement or as contemplated by the Charter Amendment, there are no outstanding (i) shares of capital stock of, or other voting securities or ownership interests in, Parent, (ii) securities of Parent or any Subsidiary of Parent convertible into or exchangeable for shares of capital stock of, or other voting securities or ownership interests in, Parent, (iii) options or other rights to acquire from Parent or any Subsidiary of Parent, or other obligation of Parent or any Subsidiary of Parent to issue, any capital stock of, or other voting securities or ownership interests in, or any securities convertible into or exchangeable for, capital stock of, or other voting securities or ownership interests in, Parent, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, Parent (the items in clauses (i)-(iv) being referred to collectively as the “Parent Securities”).  Except as set forth in the Charter Amendment, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities.

(c)                                  The shares of New Parent Stock to be issued as part of the Reclassification Consideration and the Merger Consideration have been duly authorized (subject to receipt of the Parent Stockholder Approval) and, when issued and delivered in accordance with the terms of this Agreement and the Charter Amendment, will have been validly issued and will be fully paid and nonassessable, and the issuance thereof is not subject to any preemptive or other similar right.  The shares of Parent Class B Redeemable Common Stock to be issued as part of the Reclassification Consideration, when issued and delivered in accordance with the Charter Amendment, will have been validly issued and will be fully paid and nonassessable and the issuance thereof will not be subject to any preemptive or other similar right.

Section 4.06.  Subsidiaries; Joint Venture Entities.  (a) Each Subsidiary of Parent is a company or other business entity duly incorporated or organized (as applicable), validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of organization, has all corporate (or other organizational) powers and all Governmental Authorizations required to carry on its business as now conducted, with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Each such Subsidiary is duly qualified to do business as a foreign business entity and (to the extent applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing (to the extent applicable) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Section 4.06(a) of the Parent Disclosure Schedule sets forth (i) a list of all material Subsidiaries of Parent (other than the UKTV Group) which are not wholly owned by Parent, directly or indirectly, and (ii) Parent’s ownership interest therein.  Prior to the Original Merger Agreement Date, Parent made available to the Company true and complete copies of all certificates of incorporation, by-laws, partnership agreements, limited liability company agreements, share registers or other comparable documents relating to those material Subsidiaries (other than the UKTV Group) which are not wholly owned by Parent.

(b)                                 For purposes of this Section 4.06(b), clause (ii) of the definition of “Subsidiary” shall be omitted.  All of the outstanding shares of capital stock of, or other voting securities or ownership interests in, each Subsidiary of Parent is owned by Parent, directly or indirectly, free and clear of any Lien (other than Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests) and, in the case of shares in Subsidiaries which are incorporated in England and Wales or Scotland, are fully paid and have been validly allotted.  There are no outstanding (i) securities of Parent or any Subsidiary of Parent convertible into or exchangeable for shares of capital stock of, or other voting securities or ownership interests in, any Subsidiary of Parent, (ii) options or other rights to acquire from Parent or any Subsidiary of Parent, or other obligation of Parent or any Subsidiary of Parent to issue, any capital stock of, or other voting securities or ownership interests in, or any securities convertible into or exchangeable for, capital stock of, or other voting securities or ownership interests in, any Subsidiary of Parent, or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of Parent (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Parent Subsidiary Securities”).  There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem, cancel or otherwise acquire any of the Parent Subsidiary Securities.

(c)                                  Section 4.06(c) of the Parent Disclosure Schedule sets forth all Subsidiaries of Parent (other than any member of the UKTV Group) engaged in the business of producing, commissioning and/or supplying television programming and related services to any distribution platform within the United Kingdom.

(d)                                 Section 4.06(d) of the Parent Disclosure Schedule sets forth (i) the name of (A) each Person (other than any Subsidiary of Parent and Front Row Limited) in which Parent and/or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, own any equity, ownership, profit, voting or other interest, in each case, that is material, and (B) each member of the UKTV Group (each Person referred to this clause (i), a “Parent Joint Venture Entity”), (ii) the number of shares of capital stock of, or other voting securities or ownership interests in, each Parent Joint Venture Entity (collectively, the “Parent Joint Venture Securities”) held by Parent, directly or indirectly, and (iii) for each Parent Joint Venture Entity, the outstanding Parent Joint Venture Securities in such entity.  Except as provided in the Parent Joint Venture Agreements, all of the Parent Joint Venture Securities owned by Parent, directly or indirectly, are owned free and clear of any Lien (other than Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  Parent has made available to the Company true and complete copies of all Parent Joint Venture Agreements prior to the Original Merger Agreement Date to which Parent or its Subsidiaries are a party.  For purposes of this Agreement, a “Parent Joint Venture Agreement” is any partnership, joint venture, shareholder or a similar agreement providing for the sharing of any profits, losses or liabilities, including each agreement relating to the formation, creation, equity or other ownership interests, operation, management or control of any Parent Joint Venture Entity (which term shall be interpreted for this purpose only without the materiality qualifier in clause (A) thereof) and the rights or obligations of any Person owning any Parent Joint Venture Securities (including all certificates of incorporation, bylaws, partnership agreements and operating agreements).

Section 4.07.  SEC Filings; Sarbanes-Oxley Act.  (a) Parent has made available to the Company true, accurate and complete copies of (i) Parent’s annual report on Form 10-K for its fiscal year ended December 31, 2004, (ii) Parent’s quarterly reports on Form 10-Q for its fiscal quarters ended March 31,

2005, and June 30, 2005, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Parent held (or actions taken without a meeting by such stockholders) since December 31, 2003, and (iv) all of its other reports, statements, schedules, registration statements and other documents filed with (or furnished on Form 8-K to) the SEC since December 31, 2003 (the documents referred to in clauses (i)-(iv) above, collectively, the “Parent SEC Documents”).

(b)                                 As of the date it was filed with (or furnished on Form 8-K to) the SEC, each Parent SEC Document complied, and each such Parent SEC Document filed (or furnished on Form 8-K) subsequent to the Original Merger Agreement Date will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)                                  As of the date it was filed with (or furnished on Form 8-K to) the SEC (or, if amended or superseded by a document prior to the Original Merger Agreement Date, on the date such document was filed with (or furnished on Form 8-K to) the SEC), each Parent SEC Document filed (or furnished on From 8-K) pursuant to the 1934 Act did not, and each such Parent SEC Document filed (or furnished on Form 8-K) subsequent to the Original Merger Agreement Date will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)                                 Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(e)                                  Parent is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act, and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

(f)                                    Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act).  Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared.  Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the 1934 Act.

(g)                                 Parent maintains internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act).  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements.  Prior to the Original Merger Agreement Date (or, with respect to evaluations first made after the Original Merger Agreement Date, promptly after the date of such evaluations), Parent has disclosed, based on the most recent evaluation of its acting chief executive officer and its chief financial officer, to Parent’s auditors and the audit committee of the Board of Directors of Parent (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and has identified for Parent’s auditors and the audit committee of the Board of Directors of Parent any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.  Prior to the Original Merger Agreement Date (or, with respect to disclosures or communications first made after the Original Merger Agreement Date, promptly after they are made), Parent has made available to the Company (i) a summary of any such disclosure made by management to Parent’s auditors and audit committee since December 31, 2004 and (ii) any material communication since December 31, 2004 made by management or Parent’s auditors to the audit committee required or contemplated by the listing standards of NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board.

Section 4.08.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Parent SEC Documents fairly present, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries (or Parent’s predecessor company, Telewest Communications plc, and its Subsidiaries, as the case may be) as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements, which adjustments are not, individually or in the aggregate, material).

Section 4.09.  Information Supplied.  (a)  The information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the registration statement on Form S-4 of Parent (together with any amendments or supplements thereto, the “Registration Statement”) pursuant to which the shares of New Parent Stock issuable in connection with the Merger and, if applicable, the shares of New Parent Stock and/or Parent Class B Redeemable Common Stock issuable pursuant to the Charter Amendment will be registered with the SEC pursuant to the 1933 Act shall not (i) at the time the Registration Statement is filed with the SEC, (ii) at any time it is amended or supplemented, or (iii) at the time it is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

(b)                                 The information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the joint proxy statement/prospectus (together with any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) to be sent to the stockholders of the Company in connection with the Company Stockholder Meeting and to the stockholders of Parent in connection with the Parent Stockholder Meeting, to be included in the Registration Statement to be filed with the SEC, shall not (i) at the time the Joint Proxy Statement/Prospectus is filed with the SEC, (ii) at the time it is mailed to the stockholders of the Company and Parent, (iii) at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, or (iv) at the Filing Time or the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 4.10.  Absence of Certain Changes.  Since the Parent Balance Sheet Date, the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(a)                                  any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; or

(b)                                 any action taken by Parent or any of its Subsidiaries from the Parent Balance Sheet Date through the Original Merger Agreement Date that, if taken during the period from the Original Merger Agreement Date through the Effective Time, would constitute a breach of any of clauses (b)(iii), (e), (f), (g), (h)(A), (i), (j), (m), (n), (o), or (p) (or clause (u) as it relates to any of the foregoing clauses) of the second sentence of Section 6.01.

Section 4.11.  No Undisclosed Material Liabilities.  There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

(a)                                  liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in any notes thereto;

(b)                                 liabilities or obligations incurred in the ordinary course of business since the Parent Balance Sheet Date in amounts consistent with past practices; and

(c)                                  liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.12.  Compliance with Laws.  (a)  Parent and each of its Subsidiaries is, and since December 31, 2002 has been, in compliance with all Governmental Authorizations and all Applicable Laws, except for failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  To the Knowledge of Parent, as of the Original Merger Agreement Date neither Parent nor any of its Subsidiaries is under investigation with respect to or has been threatened to be charged with or given notice of any material violation of any material Governmental Authorization or any material Applicable Law.

(b)                                 To the Knowledge of Parent, each material Governmental Authorization of Parent and its Subsidiaries is in full force and effect in all material respects.  There are no applications relating to any Parent Communications License pending before any Governmental Authority that are material to Parent or any of its Subsidiaries.  None of Parent nor any of its Subsidiaries has made any material commitment to any Governmental Authority with respect to any Parent Communications License.

Section 4.13.  Litigation.  There is no action, suit, investigation or proceeding pending against, or, to the Knowledge of Parent, threatened against or affecting, Parent, any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries in their respective capacities as such, before any arbitrator or before or by any Governmental Authority (but excluding investigations or proceedings in connection with the Merger that are described in Section 9.01(c) or Section 9.02(c) or any subsequent appeals therefrom) that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that, as of the Original Merger Agreement Date, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.  Neither Parent nor any of its Subsidiaries is subject to any order, writ, judgment, award, injunction or decree of any arbitrator or Governmental Authority (other than arising as a consequence of the circumstances described in Section 9.01(c) or Section 9.02(c) or any subsequent appeals therefrom) that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.14.  Fees.  (a) Except for Deutsche Bank A.G. and Rothschild Inc. (together, the “Parent Financial Advisors”), whose engagement agreements with Parent are on customary terms for transactions of the type contemplated by this Agreement (and which do not contain provisions which after the Closing Date would be binding on Parent or any of its Subsidiaries to engage the services of, or enter into any transaction with, the Parent Financial Advisors or any of their Affiliates), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.  The approximate fees payable to the Parent Financial Advisors in connection with the transactions contemplated by this Agreement have been disclosed to the Company prior to the Original Merger Agreement Date.

(b)                                 Prior to the Original Merger Agreement Date, Parent has provided to the Company true and complete copies of all engagement agreements entered into by Parent or any of its Subsidiaries in connection with the potential sale of the Flextech Group.

Section 4.15.  Opinions of Financial Advisors.  Parent has received the separate opinions of each of the Parent Financial Advisors, each a financial advisor to Parent, to the effect that, (i) as of the Original Merger Agreement Date, the Merger Consideration (as defined in the Original Merger Agreement) is fair to the Parent’s stockholders (other than affiliates of the Company, if any) from a financial point of view and (ii) as of the date of this Agreement, the Transaction Consideration is fair to Parent’s stockholders (other than affiliates of the Company, if any) from a financial point of view.

Section 4.16.  Taxes.  (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b)                                 Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which Parent and its Subsidiaries ordinarily record items on their respective books.

(c)                                  The unpaid Taxes of Parent and its Subsidiaries did not, as of the Parent Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Parent Balance Sheet to any material extent.  Neither Parent nor any of its Subsidiaries has any material liability in respect of the dispute with H.M. Revenue and Customs over the VAT status of Cable Guide and Zap magazines.

(d)                                 Since the Parent Balance Sheet Date, neither Parent nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(e)                                  The income and franchise Tax Returns of Parent and its Subsidiaries through the Tax year ended December 31, 2003 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(f)                                    There is no claim, audit, action, suit, proceeding or investigation now pending, to Parent’s Knowledge, threatened in writing against or with respect to Parent or its Subsidiaries in respect of any material Tax or material Tax asset.

(g)                                 No material charge to Tax will arise on Parent or any of its Subsidiaries merely as a result of entering into this Agreement, the completion of the Merger or the transactions contemplated by the Charter Amendment.

(h)                                 During the five-year period ending on the Original Merger Agreement Date, neither Parent nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(i)                                     Neither Parent nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b) or any “notifiable arrangements” within the meaning of Section 306 of the U.K. Finance Act 2004.

(j)                                     Neither Parent nor any of its Affiliates has taken or agreed to take any action, or to Parent’s Knowledge is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or that would prevent the Charter Amendment and the Parent Common Stock Redemption from qualifying as a redemption governed by Section 302 of the Code.

(k)                                  “Tax” means (i) any tax, governmental fee, duty, charge, levy, impost or other like assessment or charge (including for the avoidance of doubt national insurance and social security contributions) of any kind whatsoever (including Pay as You Earn (PAYE) withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of Parent or any of its Subsidiaries, any liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of Parent or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) any liability of Parent or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in clauses (i) or (ii) above as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).  “Tax Return” means any report, self-assessment, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.  “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding Parent or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

Section 4.17.  Employee Benefit and Labor Matters.  (a) Section 4.17(a) of the Parent Disclosure Schedule contains a true, accurate and complete list identifying each Parent Employee Plan.  Prior to the Original Merger Agreement Date, copies of each category of Parent Employee Plan and any amendments thereto have been made available to the Company, and copies of, to the extent applicable, any related trust or funding agreements or insurance policies, amendments thereto, the most recent annual report and actuarial reports relating thereto, and prospectuses or summary plan descriptions relating thereto have been furnished to the Company.

(b)                                 Neither Parent nor any of its Subsidiaries nor any of their respective ERISA Affiliates nor any predecessor thereof sponsors, maintains, administers, contributes to (or is required to sponsor, maintain, administer or contribute to) any plan subject to Title IV of ERISA or Section 412 of the Code or any other plan, arrangement, agreement or scheme to provide Relevant Benefits, and neither Parent nor any of its Subsidiaries nor any of their respective ERISA Affiliates has within the past six years sponsored, maintained or contributed to (or been required to sponsor, maintain, administer or contribute to or is or has at any time since April 27, 2004 been “connected” with, or an “associate” of, any other company which is or has been required to sponsor, maintain, administer or contribute to) any such plan.  For the purposes of this Section 4.17(b), “connected” and “associate” have the meanings given to them respectively in sections 249 and 435 of the U.K. Insolvency Act 1986.

(c)                                  Neither Parent nor any of its Subsidiaries nor any of their respective ERISA Affiliates contributes to, or has in the past six years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(d)                                 Each Parent Employee Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including ERISA, the Code, the U.K. Pensions Act 1995, the U.K. Pension Schemes Act 1993, the U.K. Pensions Act 2004, the U.K. Data Protection Act 1998 and the requirements of the Audit and Pension Scheme Services Office of H.M. Revenue and Customs, the U.K. Pensions Regulator and the National Insurance Contributions Office which are applicable to such Parent Employee Plan.

(e)                                  The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any current or former employee, director or independent contractor of Parent or any of its Subsidiaries to any payment, bonus, retirement, severance, job security or similar benefit or enhance any such benefit, or accelerate the time of payment, vesting or exercisability or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Parent Employee Plan.  There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of Parent or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.  Section 4.17(e) of the Parent Disclosure Schedule lists all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of Parent and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by Parent or the officer), true and complete copies of which have been made available to Parent prior to the Original Merger Agreement Date.

(f)                                    Neither Parent nor any of its Subsidiaries has any liability in respect of post-employment or post-retirement health, medical or life insurance benefits for retired, former or current employees of Parent or its Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code.

(g)                                 There has been no amendment to, written interpretation or announcement (whether or not written) by Parent or any of its Affiliates relating to, or change in employee participation or coverage under, any Parent Employee Plan which would increase materially the expense of maintaining such employee plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2004.

(h)                                 Neither Parent nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization, and, to the Knowledge of Parent, there has not been any activity or proceeding on the part of or by any labor organization or employee group to organize any employees or any threatened or actual dispute with any such labor organization or employee group (including any trade unions).

(i)                                     There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of Parent, threatened against or involving, any Parent Employee Plan before any Governmental Authority (including the U.K. Pensions Regulator or H.M. Revenue and Customs) and there are no material claims being dealt with by the U.K. Pension Scheme’s internal dispute and resolution procedure established under section 50 of the U.K. Pensions Act 1995.

(j)                                     Parent and its Subsidiaries have complied in all material respects with all applicable laws relating to the employment of its employees, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, data privacy and security, immigration control, employee classification, payment and withholding of Taxes, and continuation coverage with respect to group health plans and no liability for any failure so to comply has transferred to Parent or its Subsidiaries by virtue of the Transfer of Undertakings (Protection of Employment) Regulations 1981 (“TUPE”).

(k)                                  Neither Parent nor any of its Subsidiaries has been subject to a requirement in respect of any of its or their employees to consult with appropriate representatives (as defined in section 188 of the Trade Union and Labour Relations Act 1992) and/or issue a form HR1 at any time during the six months preceding the Original Merger Agreement Date.

(l)                                     Neither Parent nor any of its Subsidiaries has been party to a “relevant transfer” as defined by TUPE at any time in the two years immediately preceding the Original Merger Agreement Date.

(m)                               All benefits payable, or prospectively or contingently payable, under the Parent Employee Plans are “money purchase benefits” within the meaning of section 181(1) of the U.K. Pension Schemes Act 1993 or death in service benefits, which are fully insured at standard rates.

(n)                                 No person is entitled to any enhanced terms as to the payment of Relevant Benefits (whether under the Parent Employee Plans or otherwise) if he or she takes early retirement or is made redundant (or as a result of having taken early retirement or being made redundant) or otherwise that have passed to Parent or any of the Subsidiaries or to any business previously acquired by Parent or any of the Subsidiaries by the operation of TUPE.

(o)                                 Parent and each of the Subsidiaries has at all times complied with the requirements of the U.K. Welfare Reform and Pensions Act 1999 and all other regulatory or legislative requirements relating to the provision of stakeholder pensions.

(p)                                 No financial support direction, contribution notice or restoration order has been issued by the U.K. Pensions Regulator under section 43, section 38 or section 52 of the U.K. Pensions Act 2004 respectively against Parent or any of its Subsidiaries.

Section 4.18.  Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i)                       no notice, notification, demand, request for information, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim or proceeding is pending or, to the Knowledge of Parent, is threatened by any Governmental Authority or other Person relating to Parent or any Subsidiary and relating to or arising out of any Environmental Law;

(ii)                    Parent and its Subsidiaries are and have been in compliance with all Environmental Laws and Environmental Permits; and

(iii)                 there are no liabilities or obligations incurred by Parent or any of its Subsidiaries arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of Parent, there is no condition, situation or set of circumstances that could reasonably be expected to result in any such liability or obligation.

(b)                                 There has been no material environmental investigation, study, audit, test, review or other analysis that, to the Knowledge of Parent is in its possession or the possession of any of its Subsidiaries, or that has been conducted within the last five years on behalf of Parent or any of its Subsidiaries, in relation to the current or prior business of Parent or any of its Subsidiaries or any property or facility now or previously owned or leased by Parent or any of its Subsidiaries that has not been made available to the Company prior to the Original Merger Agreement Date.

(c)                                  For purposes of this Section 4.18 only, the terms “Parent” and “Subsidiaries” shall include any entity that is for the purpose of environmental liability, a legal predecessor of Parent or any of its Subsidiaries.

Section 4.19.  Anti-takeover Statutes.  Parent has taken all action necessary such that the Merger and the other transactions contemplated hereby do not constitute a business combination with an interested stockholder of Parent that would be prohibited pursuant to Section 203 of the Delaware Law, and no other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions.  No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws or regulations enacted under any Applicable Law apply to this Agreement or any of the transactions contemplated hereby.

Section 4.20.  Material Contracts.  (a) As of the Original Merger Agreement Date, neither Parent nor any of its Subsidiaries is a party to or bound by:

(i)                       any lease, sublease, license, concession and other agreement, including all amendments and modifications thereto, pursuant to which Parent or any of its Subsidiaries holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any Parent Facility Property (each, a “Parent Facility Lease”) or any Parent headquarters located within London or Woking, England that, in each case, obligates Parent or any of its Subsidiaries to make annual payments thereunder of £1,200,000 or more, or is otherwise material (determined without reference to the amount of payments thereunder) to Parent and its Subsidiaries, taken as a whole;

(ii)                    any wayleave, easement, right-of-way agreement, license agreement, duct swap, duct sharing or other agreement permitting or requiring Parent or any of its Subsidiaries to lay, build, operate, maintain or place cable, wires, conduits or other equipment and facilities over land or underground that, in any such case, is material (determined without reference to the amount of payments thereunder) to Parent and its Subsidiaries, taken as a whole;

(iii)                 any inbound lease, license, purchase, distribution or other similar agreement for the purchase, lease or license of materials, supplies, goods, services, Intellectual Property Rights, programming content, equipment or other assets that is expected to result in either (A) annual payments by Parent or any of its Subsidiaries of £7,000,000 or more or (B) aggregate payments by Parent or any of its Subsidiaries of £10,000,000 or more;

(iv)                any outbound lease, license, sales, distribution, bulk service, commercial service, multiple dwelling unit or other similar agreement providing for the sale, lease or license by Parent or any of its Subsidiaries of materials, supplies, goods, services, Intellectual Property Rights, programming content, equipment or other assets that is expected to result in either (A) annual payments to Parent or any of its Subsidiaries of £5,000,000 or more, or (B) aggregate payments to Parent or any of its Subsidiaries of £10,000,000 or more;

(v)                   any Parent Joint Venture Agreement;

(vi)                any material agreement relating to the acquisition or disposition of any material business or any interest therein or of any material assets outside of the ordinary course of business (in each case, whether by merger, sale of stock, sale of assets or otherwise) under which

Parent or any of its Subsidiaries has any material outstanding rights or obligations;

(vii)             any agreement or other instrument with a third party relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding £20,000,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty;

(viii)          any agreement that (A) limits or purports to limit in any material respect the freedom of Parent or any of its Subsidiaries to compete in any line of business or with any Person or in any area or which would so limit in any material respect the freedom of Parent or any of its Subsidiaries after the Closing Date, (B) grants any material exclusive license, supply or distribution agreement or other exclusive rights, (C) grants any material “most favored nation”, rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Intellectual Property Right, or (D) contains any provision that requires the purchase of all or substantially all or a given portion of Parent’s or any of its Subsidiaries’ requirements from a given Third Party which is material to Parent or any such Subsidiary, or any other similar provision;

(ix)                  any agreement with any director or any employee of Parent or any of its Subsidiaries earning in excess of £500,000 per annum in base compensation and cash bonus or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or employee;

(x)                     any agreement relating to any interest rate or currency hedging, swaps, caps, floors and option agreements and other risk management or derivative arrangements;

(xi)                  any agreement that provides for (A) the provision by one or more Third Parties of telephony, data or other services to end users through the network of Parent and its Subsidiaries, (B) the right of one or more Third Parties to use the facilities of the network of Parent and its Subsidiaries, or (C) the provision by, or supply to, Parent or any of the Subsidiaries of network capacity, dark fiber, leased lines or indefeasible rights of use, in each case, that materially and adversely affects the capacity of the network of Parent and its Subsidiaries;

(xii)               (A) any agreement between any member of the UKTV Group, on the one hand, and Parent or any of its Subsidiaries (other than the UKTV Group), on the other hand, and (B) to the Knowledge of Parent, any agreement between any member of the UKTV Group, on the one hand, and BBC Worldwide Limited or any of its Affiliates (other than any member of the UKTV Group), on the other hand, in each case, that is not on arms-length terms; or

(xiii)            any other agreement, commitment, arrangement or plan required to be filed by Parent pursuant to Item 601(b)(10) of Regulation S-K of the SEC, or that is otherwise material to Parent and its Subsidiaries, taken as whole.

(b)                                 Each agreement, contract, plan, lease, arrangement or commitment (i) disclosed in Section 4.20(a) of the Parent Disclosure Schedule, or (ii) which would have been required to be disclosed in Section 4.20(a) of the Parent Disclosure Schedule if it had existed on the Original Merger Agreement Date (each, a “Parent Material Contract”) is in full force and effect and no notice to terminate, in whole or part, any of the same has been served (nor, to the Knowledge of Parent, has there been any indication that any such notice of termination will be served), none of Parent, any of its Subsidiaries or, to the Knowledge of Parent, any other party thereto is in default or breach in any material respect under the terms of any Parent Material Contract, and, to the Knowledge of Parent, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder, other than, with respect to Parent Material Contracts described in clause (ii) of the definition thereof, such exceptions, individually or in the aggregate, as would not reasonably be expected to be material.  True, accurate and complete copies of each such Parent Material Contract in existence as of the Original Merger Agreement Date have been made available by Parent to the Company prior to the Original Merger Agreement Date.

(c)                                  To the Knowledge of Parent (without inquiry), (i) each of the Senior Programme License Agreements are in full force and effect in all material respects and no notice to terminate, in whole or part, any of the same has been served (nor has there been any indication that any such notice of termination will be served), (ii) no party thereto is in default or breach in any material respect under the terms of any such agreement, (iii) no event or circumstance has occurred that, with notice or lapse of time or both, would constitute such an event of default thereunder and (iv) true, accurate and complete copies of each such Senior Programme License Agreement in existence as of the Original Merger Agreement Date have been made available by Parent to the Company prior to the Original Merger Agreement Date.

Section 4.21.  Intellectual Property.  Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect (i) Parent and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property Rights used in or necessary for the conduct of its business as currently conducted, (ii) the use of any Intellectual Property Rights by Parent and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Parent or any Subsidiary acquired the right to use any Intellectual Property Rights, (iii) to the Knowledge of Parent, no Person is challenging, infringing on or otherwise violating any right of Parent or any of its Subsidiaries with respect to any Intellectual Property Rights owned by and/or licensed to Parent or its Subsidiaries, and (iv) neither Parent nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, order or proceeding with respect to any Intellectual Property Rights used by Parent and its Subsidiaries and to its Knowledge no Intellectual Property Rights owned and/or licensed by Parent or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

Section 4.22.  Properties and Assets.  With such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent or one of its Subsidiaries holds good title to (or a valid leasehold interest in) each Parent Facility Property free and clear of all Liens (other than Permitted Liens) and (ii) Parent and its Subsidiaries own, lease or hold all properties, assets and rights (including all rights of way, easements and related rights) reasonably necessary to conduct the business of Parent and its Subsidiaries as currently conducted in all material respects).

Section 4.23.  Insurance.  All material insurance policies covering the properties, assets, employees and operations of Parent and its Subsidiaries (including policies providing property, casualty, liability and workers’ compensation coverage) (collectively, the “Parent Insurance Policies”) and all renewals thereof are in full force and effect and not voidable.  With such exceptions as would not be material, all premiums due in respect of Parent Insurance Policies have been paid by Parent or one of its Subsidiaries and Parent or one of its Subsidiaries, as the case may be, are otherwise in compliance with the terms of such policies.  Parent or one of its Subsidiaries carries customary levels of third party insurance or self insurance (in customary ratios thereof) with respect to all reasonable insurable risks of the businesses conducted by Parent and its Subsidiaries.

Section 4.24.  Restructuring.  To the Knowledge of Parent, (i) neither Parent nor any of its Subsidiaries has any remaining material liabilities or obligations for which an adequate reserve has not been made on the Parent Balance Sheet in connection with the transfer to Parent and its Subsidiaries of all of the right, title and interest previously held by Telewest Communications plc in all of the assets which were the subject of the Transfer Agreement, dated as of July 13, 2004, among Parent, Telewest Communications plc and Telewest UK Limited, including pursuant to any indemnity provided in connection therewith, and (ii) all of the transactions, actions and other steps described in the documents set forth in Section 4.24(ii) of the Parent Disclosure Schedule were actually completed in all material respects in the manner and order described therein.

Section 4.25.  Insolvency. Except in connection with the winding-up, striking-off or dissolution of any non-operating Subsidiary, neither Parent nor any of its Subsidiaries has taken any action nor have any other steps been taken or legal proceedings started or, to the Knowledge of Parent, are any threatened, against any of Parent and its Subsidiaries for its winding-up, striking-off or dissolution or for it to enter into any arrangement with or composition for the benefit of creditors (including any moratorium prior to a voluntary arrangement), or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of such Person or any of its properties, revenues or other assets, including the filing of any administration application, notice of intention to appoint an administrator or notice of appointment of an administrator or for the occurrence of any event in a jurisdiction outside England and Wales or Scotland of any form of insolvency proceeding or event similar or analogous to any of those referred to in this Section 4.25.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule dated as of the Original Merger Agreement Date and delivered to Parent on the date hereof (the “Company Disclosure Schedule”), the Company represents and warrants to Parent on the Original Merger Agreement Date (or, to the extent relating to Merger Subsidiary, the Charter Amendment, the reclassification of Parent Stock contemplated by the Charter Amendment, the Parent Common Stock Redemption, the Merger Consideration, the opinions of the Company Financial Advisors, or the Commitment Letter, on the date hereof) and as of the Effective Time as follows:

Section 5.01.  Corporate Existence And Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all Governmental Authorizations required to carry on its business as now conducted, except for those Governmental Authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Prior to the Original Merger Agreement Date, the Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

Section 5.02.  Corporate Authorization.  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for obtaining the Company Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company.  The affirmative vote of the holders of a majority of the outstanding shares of Company Stock in favor of the adoption of this Agreement  (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger.  This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights, and (ii) for the limitations imposed by general principles of equity.

(b)                                 At a meeting duly called and held, the Company’s Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders (other than any affiliates of Parent), (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, (iii) approved and adopted an amendment to the Company Rights Agreement to render the Company Rights inapplicable to the Merger, this Agreement and the transactions contemplated hereby, and (iv) resolved (subject to Section 7.02) to recommend adoption of this Agreement by the Company’s stockholders (other than any affiliates of Parent) (such recommendation, the “Company Board Recommendation”).

Section 5.03.  Governmental Authorization.  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the appropriate notifications, filings and communications pursuant to (x) the merger control provisions of the Enterprise Act and (y) the Irish Competition Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable securities laws, (iv) the appropriate applications, filings and notices to, and approval of, the NASD and NASDAQ, (v) the appropriate notices to, or consents, waivers or confirmations from, OFCOM or any other relevant Governmental Authority in connection with any Company Communications License (collectively, the “Company License Consents”), and (vi) any actions or filings the failure of which to take or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Each of the aggregate amount of the book value of the Company’s and its Subsidiaries’ non-exempt assets located in the Untied States (the “Company U.S. Assets”) and the fair market value of the Company U.S. Assets is less than $53.1 million.  During the Company’s most recently completed fiscal year, the aggregate amount of the Company’s and its Subsidiaries’ sales in or into the United States was less than $53.1 million.

Section 5.04.  Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii)(A) contravene, conflict with, or result in any violation or breach of any provision of the comparable organizational documents of any of its Significant Subsidiaries including the memorandum and the articles of association of any such Subsidiary registered in England and Wales or Scotland or (B) contravene, conflict with, or result in any violation or breach of any provision of the comparable organizational documents of any of its Subsidiaries other than its Significant Subsidiaries (including the memorandum and the articles of association of any such Subsidiary registered in England and Wales or Scotland), (iii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iv) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under (A) any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries, or (B) any Governmental Authorization held by, affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries, or (v) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only those exceptions in the case of each of clauses (ii)(B) and (iii)-(v) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (which term shall be interpreted, for purposes of this Section 5.04, without clause (iv) in the definition thereof).

Section 5.05.  Capitalization.  (a) The authorized capital stock of the Company consists of 400,000,000 shares of Company Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (of which 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the Company Rights).  As of the close of business on September 23, 2005, there were outstanding (i) 85,074,536 shares of Company Stock (not including any treasury shares or restricted shares), (ii) the Company Rights (which have not separated from the Company Stock), (iii) no shares of preferred stock of the Company, (iv) 3,240,940 treasury shares of Company Stock, (v) stock options to purchase an aggregate of 2,883,912 shares of Company Stock (of which options to purchase an aggregate of 825,397 shares of Company Stock were exercisable at a weighted average exercise price of $24.53 per share), (vi) warrants to purchase an aggregate of 8,745,799 shares of Company Stock at an exercise price of $262.93 per share, and (vii) 67,629 restricted shares of Company Stock.  All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  A true and complete copy of the Company Rights Agreement as in effect as of the Original Merger Agreement Date has been made available to Parent prior to the Original Merger Agreement Date.  As of the Original Merger Agreement Date, the Company was not a party to any voting agreement with respect to the voting of Company Stock.

(b)                                 Except as set forth in this Section 5.05 and for changes since September 23, 2005 resulting from the exercise of stock options or the grant of stock based compensation to directors or employees or from the issuance of stock in connection with a merger, other acquisition or business combination or other transaction permitted by Section 7.01(b)(iv)(D), there are no outstanding (i) shares of capital stock of, or other voting securities or ownership interests in, the Company, (ii) securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of, or other voting securities or ownership interests in, the Company, (iii) options or other rights to acquire from the Company or any Subsidiary of the Company, or other obligation of the Company or any Subsidiary of the Company to issue, any capital stock of, or other voting securities or ownership interests in, or any securities convertible into or exchangeable for, capital stock of, or other voting securities or ownership interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company.  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i)-(iv) above.

Section 5.06.  Subsidiaries.  (a) Each Subsidiary of the Company is a company or other business entity duly incorporated or organized (as applicable), validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of organization, has all corporate (or other organizational) powers and all Governmental Authorizations required to carry on its business as now conducted, with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each such Subsidiary is duly qualified to do business as a foreign business entity and (to the extent applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing (to the extent applicable) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  There are no Significant Subsidiaries of the Company which are not wholly owned by the Company.

(b)                                 All of the outstanding shares of capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien (other than Company Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests) and, in the case of shares in Subsidiaries which are incorporated in England and Wales or Scotland, are fully paid and have been validly allotted.  There are no outstanding (i) securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company, (ii) options or other rights to acquire from the Company or any Subsidiary of the Company, or other obligation of the Company or any Subsidiary of the Company to issue, any capital stock of, or other voting securities or ownership interests in, or any securities convertible into or exchangeable for, capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem, cancel or otherwise acquire any of the Company Subsidiary Securities.

(c)                                  There are no joint venture agreements to which the Company or any Subsidiary of the Company is a party that is material to the Company and its Subsidiaries, taken as a whole.

Section 5.07.  SEC Filings; Sarbanes-Oxley Act.  (a) The Company has made available to Parent true, accurate and complete copies of (i) the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2004, (ii) the Company’s quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2005, and June 30, 2005, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held (or actions taken without a meeting by such stockholders) since December 31, 2003, and (iv) all of its other reports, statements, schedules, registration statements and other documents filed with (or furnished on Form 8-K to) the SEC since December 31, 2003 (the documents referred to in clauses (i)-(iv) above, collectively, the “Company SEC Documents”).

(b)                                 As of the date it was filed with (or furnished on Form 8-K to) the SEC, each Company SEC Document complied, and each such Company SEC Document filed (or furnished on Form 8-K) subsequent to the Original Merger Agreement Date will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)                                  As of the date it was filed with (or furnished on Form 8-K to) the SEC (or, if amended or superseded by a document prior to the Original Merger Agreement Date, on the date such document was filed with (or furnished on Form 8-K to) the SEC), each Company SEC Document filed (or furnished on From 8-K) pursuant to the 1934 Act did not, and each such Company SEC Document filed

(or furnished on From 8-K) subsequent to the Original Merger Agreement Date will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)                                 Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(e)                                  The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act, and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

(f)                                    The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act).  Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared.  Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the 1934 Act.

(g)                                 The Company maintains internal control over financial reporting (as defined in Rule 13a-under the 1934 Act).  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.  Prior to the Original Merger Agreement Date (or, with respect to evaluations first made after the Original Merger Agreement Date, promptly after the date of such evaluations), the Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer, to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and the audit committee of the Company’s Board of Directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  Prior to the Original Merger Agreement Date (or, with respect to disclosures or communications first made after the Original Merger Agreement Date, promptly after they are made), the Company has made available to Parent (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee since December 31, 2004 and (ii) any material communication since December 31, 2004 made by management or the Company’s auditors to the audit committee required or contemplated by the listing standards of NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board.

Section 5.08.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Documents fairly present, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries (or the “Predecessor Company” as defined in the Company SEC Documents, as the case may be) as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements, which adjustments are not, individually or in the aggregate, material).

Section 5.09.  Information Supplied.  (a)  The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement shall not (i) at the time the Registration Statement is filed with the SEC, (ii) at any time it is amended or supplemented, or (iii) at the time it is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

(b)                   The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus shall not (i) at the time the Joint Proxy Statement/Prospectus is filed with the SEC, (ii) at the time it is mailed to the stockholders of the Company and Parent, (iii) at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, or (iv) at the Filing Time or the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 5.10.  Absence of Certain Changes.  Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(a)                                  any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)                                 any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock of, or other voting securities or ownership interests in, the Company or any of its Subsidiaries; or

(c)                                  any change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act.

Section 5.11.  No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

(a)                                  liabilities or obligations disclosed and provided for in the Company Balance Sheet or in any notes thereto;

(b)                                 liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date in amounts consistent with past practices; and

(c)                                  liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.12.  Compliance with Laws.  (a) The Company and each of its Subsidiaries is, and since December 31, 2002 has been, in compliance with all Governmental Authorizations and all Applicable Laws, except for failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  To the Knowledge of the Company as of the Original Merger Agreement Date, neither the Company nor any of its Subsidiaries is under investigation with respect to or has been threatened to be charged with or given notice of any material violation of any material Governmental Authorization or any material Applicable Law.

(b)                                 To the Knowledge of the Company, each material Governmental Authorization of the Company and its Subsidiaries is in full force and effect in all material respects.

Section 5.13.  Litigation.  There is no action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries in their respective capacities as such, before any arbitrator or before or by any Governmental Authority (but excluding investigations or proceedings in connection with the Merger that are described in Section 9.01(c) or Section 9.02(c) or any subsequent appeals therefrom) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that, as of the Original Merger Agreement Date, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.  Neither the Company nor any of its Subsidiaries is subject to any order, writ, judgment, award, injunction or decree of any arbitrator or Governmental Authority (other than arising as a consequence of the circumstances described in Section 9.01(c) or Section 9.02(c) or any subsequent appeals therefrom) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.14.  Finders’ Fees. Except for Goldman, Sachs & Co. and Evercore Group Inc. (together, the “Company Financial Advisors”), whose fees will be paid by the Company, and except as contemplated by the Commitment Letter or otherwise in connection with the Financing, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.15.  Opinions of Financial Advisors.  The Company has received the separate opinions of each of the Company Financial Advisors, each a financial advisor to the Company, to the effect that, (i) as of the Original Merger Agreement Date, the Merger Consideration (as defined in the Original Merger Agreement) is fair to the Company from a financial point of view and (ii) as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders (other than affiliates of Parent, if any) from a financial point of view.

Section 5.16.  Taxes.  Neither the Company nor any of its Affiliates has taken or agreed to take any action, or to the Company’s Knowledge is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or that would prevent the Charter Amendment and the Parent Common Stock Redemption from qualifying as a redemption governed by Section 302 of the Code.

Section 5.17.  Anti-takeover Statutes and Rights Agreement.  (a) The Company has taken all action necessary such that the Merger and the other transactions contemplated hereby do not constitute a business combination with an interested stockholder of the Company that would be prohibited pursuant to Section 203 of the Delaware Law, and no other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions.  No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws or regulations enacted under any Applicable Law apply to this Agreement or any of the transactions contemplated hereby.

(b)                                 The Company and the Board of Directors of the Company have taken all action necessary to (i) render the Company Rights Agreement and the Company Rights inapplicable to the Merger, this Agreement and the transactions contemplated hereby, and (ii) ensure that (A) neither Parent, Merger Subsidiary nor any of their controlled Affiliates nor Huff nor any of its Affiliates will become an “Acquiring Person”, or “Adverse Person” (as each such term is defined in the Company Rights Agreement), (B) none of a “Triggering Event”, “Section 11(a)(ii) Event”, “Section 11(a)(ii) Trigger Date”, “Section 13 Event” or “Stock Acquisition Date” (each as defined in the Company Rights Agreement) shall occur, and (C) the Company Rights will not separate from the shares of Company Stock, in each case, by reason of the approval or execution of this Agreement, the announcement or consummation of the Merger, this Agreement or the transactions contemplated hereby.

Section 5.18.  Company Securities.  Neither the Company nor any of its Subsidiaries owns any Parent Securities.

Section 5.19.  Financing.  (a)  The Company has entered into an amendment dated as of December 14, 2005 of its commitment letter dated October 2, 2005 (as so amended and as it may be further amended consistent with the terms of this Agreement, the “Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) pursuant to which such Lenders have agreed to lend, subject to and on the terms and conditions set forth therein, an aggregate amount equal to £5,100,000,000 to the Company and to Merger Subsidiary to (i) finance the payment of a portion of the aggregate Redemption Consideration, and (ii) refinance certain existing indebtedness of the Company and Parent, in each case, in connection with the Parent Common Stock Redemption and the Merger.  The financing to be provided under the Commitment Letter or under any alternative arrangements made by the Company is referred to herein as the “Financing.”  The Commitment Letter contains all the conditions precedent to the obligations of the Lenders to make the Financing available to the Company and to Merger Sub on the terms contained therein and a true and complete copy of the Commitment Letter, as of the date hereof, has been provided to Parent prior to the date hereof.

(b)                                 Subject to its terms and conditions, the aggregate proceeds of the Financing, when funded in accordance with the Commitment Letter, together with the Company’s cash on hand and other sources of immediately available funds shall enable (i) Parent at the Effective Time to pay in full the aggregate

Redemption Consideration pursuant to the Parent Common Stock Redemption contemplated by the Charter Amendment, and (ii) the Company and Parent to pay in full all fees and expenses incurred in connection with the Merger, the Parent Common Stock Redemption and the Financing.

(c)                                  As of the date of this Agreement, the Commitment Letter is a valid and binding obligation of the Company and is in full force and effect and no event within the direct control of the Company has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach or an incurable failure to satisfy a condition precedent on the part of the Company under the terms and conditions of the Commitment Letter, other than any such default or breach that has been waived by the Lenders or otherwise cured in a timely manner by the Company to the satisfaction of the Lenders.  As of the date of this Agreement, the Company has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letter on or before the date of this Agreement.

ARTICLE 6
COVENANTS OF PARENT

Parent agrees as set forth below; provided, however, it is understood and agreed by the parties hereto that, insofar as the covenants contained in this Article 6 apply to Subsidiaries of Parent that are members of the UKTV Group, Parent shall not be obligated to take or refrain from taking such action, as the case may be, to the extent it lacks the right to do so or if such action would result in a breach of the fiduciary duties of Parent or its Subsidiaries or those of its representatives on the board of directors or other governing body of any member of the UKTV Group:

Section 6.01.  Conduct of Parent.  From the Original Merger Agreement Date until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and in material compliance with all material Applicable Laws and all material Governmental Authorizations, and (A) use its reasonable best efforts to (i) preserve intact its business organization and relationships with Third Parties, (ii) maintain in effect all material Parent Communications Licenses and all other material Governmental Authorizations, and (iii) subject to Section 6.09, renew any such Parent Communications License or other Governmental Authorization which would otherwise expire prior to the Effective Time, and (B) not to terminate any employees of Parent or any of its Subsidiaries other than in the ordinary course of business consistent with past practices, it being agreed that terminations for cause shall be deemed within the ordinary course of business consistent with past practices.  Without limiting the generality of the foregoing, from the Original Merger Agreement Date until the Effective Time, except (1) as expressly contemplated by this Agreement, the Commitment Letter or Section 6.01 of the Parent Disclosure Schedule, or (2) as the Company may approve in writing (such approval not to be unreasonably withheld or delayed), Parent shall not, and shall not permit any of its Subsidiaries to:

(a)                                  adopt or propose any change to its certificate of incorporation or bylaws or other organizational documents (including, in relation to any Subsidiaries incorporated in England and Wales or Scotland, its memorandum and articles of association);

(b)                                 (i) split, combine or reclassify any shares of its capital stock, (ii) amend any term or alter any rights of any of its outstanding equity securities, (iii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities, or (iv) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any of its securities or any securities of any of its Subsidiaries, other than the cancellation of Parent Stock Options in connection with the exercise thereof;

(c)                                  adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization, engage in or implement any intercompany reorganization or restructuring involving the shares, liabilities (including inter-company liabilities) or all or a significant portion of a business of Parent or any or its Subsidiaries (including any such reorganization or restructuring of the Flextech Group or any part thereof), or propose any resolution for its winding-up, striking-off or dissolution or apply to any court for an administration order or the appointment of a receiver, trustee or similar officer of the relevant entity or any or all of the assets of such entity or commence any negotiations to enter into any arrangement with or composition for the benefit of creditors (including any moratorium prior to a voluntary arrangement);

(d)                                 issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than (i) the issuance of any shares of Parent Stock upon the exercise of Parent Stock Options that were outstanding on the Original Merger Agreement Date in accordance with the terms of such options as of such date, and (ii) the granting of Parent Stock Options or awards under the Parent Long-Term Incentive Plan in each case, in accordance with Section 6.01(d)(ii) of the Parent Disclosure Schedule;

(e)                                  incur any capital expenditures or any obligations or liabilities in connection therewith, except for (i) those contemplated by the capital expenditure budget for the fiscal year 2005, which capital expenditure budget has been made available to the Company prior to the Original Merger Agreement Date, (ii) those contemplated by the capital expenditure budget for the fiscal year 2006, which budget will be prepared by Parent in good faith and will be provided to the Company promptly after it is prepared and (iii) any unbudgeted capital expenditures relating to the fiscal year 2005 or 2006, as the case may be, not to exceed, in the aggregate, 5% of the aggregate budgeted amount set forth in the budget for such fiscal year referred to in clause (i) or (ii) above, as applicable;

(f)                                    except for capital expenditures (which shall be governed by Section 6.01(e)), acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets or any business or undertaking, other than (i) assets used in the ordinary course of business of Parent and its Subsidiaries in a manner that is consistent with past practices, and (ii) acquisitions, excluding those acquisitions set forth in clause (i) of this Section 6.01(f), not exceeding £10,000,000 in the aggregate;

(g)                                 sell, lease, assign, license or otherwise dispose of any of its properties or assets that are material to Parent, any of its Significant Subsidiaries, or Subsidiaries included in the Flextech Group, individually or in the aggregate, other than (i) finance leases entered into in connection with capital expenditures permitted pursuant to Section 6.01(e), or (ii) in the ordinary course of business consistent with past practices;

(h)                                 (A) create, incur, assume or guarantee any indebtedness for borrowed money or modify any of the terms of such outstanding indebtedness other than (i) as otherwise permitted by Section 6.01(e), (ii) any such indebtedness among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, or (iii) additional amounts which may be made available under the existing revolving credit facilities of Parent or its Subsidiaries not to exceed £30,000,000 in the aggregate, or (B) enter into or replace any agreement relating to any interest rate or currency hedging, swaps, caps, floors, or option agreement other than interest rate swaps on customary commercial terms not to exceed £25,000,000 of notional debt in the aggregate;

(i)                                     create or incur any Lien on any material asset other than (i) any immaterial Lien incurred in the ordinary course of business consistent with past practices, (ii) in connection with finance leases as permitted pursuant to Section 6.01(e) or (iii) other Liens not to exceed £5,000,000 in the aggregate;

(j)                                  make any loan, advance or investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person other than (i) investments in its wholly owned Subsidiaries made in the ordinary course of business consistent with past practices or (ii) pursuant to the terms and conditions of agreements in effect as of the Original Merger Agreement Date (which agreements are set forth in Section 4.20(a)(vii) of the Parent Disclosure Schedule) or entered into by Parent in compliance with this Agreement;

(k)                                  (i) other than in the ordinary course of business or as permitted by this Agreement, enter into, terminate, renew, amend or modify in any material respect, or fail to enforce any material provision of, any Parent Material Contract or (ii) enter into, terminate, renew, amend or modify in any material respect, or fail to enforce any material provision of, any Parent Material Contract referred to in Section 4.20(a)(iii) or 4.20(a)(iv) (except that, for the purposes of this clause (k)(ii), the first and second threshold contained in each such section shall be deemed to be £10,000,000 and £30,000,000, respectively) or Section 4.20(a)(v), 4.20(a)(vi), 4.20(a)(vii) (other than amendments in the ordinary course of business), 4.20(a)(viii), 4.20(a)(xi), 4.20(a)(xii) (but only if such Parent Material Contract is material) or 4.20(a)(xiii);

(l)                                     terminate, renew, suspend, abrogate, amend or modify in any material respect any material Governmental Authorization (except in respect of any renewal of any such Governmental Authorization pursuant to clause (ii) of the first sentence of this Section 6.01 or pursuant to Section 6.09);

(m)                               (i) increase the amount of compensation, bonus or other benefits payable to any current or former director, officer or employee of Parent or its Subsidiaries, except, with respect to employees with annual base salaries of less than £75,000 (such employees, the “Excepted Employees”), in the ordinary course of business consistent with past practices, (ii) grant any severance or termination pay or benefits (or increase the amount of such pay or benefits, or extend the notice periods for termination) to any current or former director, officer or employee of Parent or any of its Subsidiaries, except any such grants that Parent is required to make pursuant to any agreement in effect as of the Original Merger Agreement Date and disclosed on Section 4.17(a) of the Parent Disclosure Schedule, or so required by Applicable Law, and, with respect to Excepted Employees, in the ordinary course of business consistent with past practices, (iii) establish, pay, agree to grant or increase any special bonus, stay bonus, retention bonus or any similar benefit under any plan, agreement, award or arrangement, (iv) enter into any new employment, severance, change in control, tax gross-up, deferred compensation or other similar agreement or arrangement (or amend any such existing agreement), except with respect to employment agreements with any employee with an annual base salary of less than £75,000 hired after the Original Merger Agreement Date, in the ordinary course of business consistent with past practices, (v) hire any employee with an annual base salary in excess of £75,000, (vi) except as required by Applicable Law, enter into or amend in any material respect any collective bargaining agreement or other contract with any labor union or organization, (vii) except as required by Applicable Law, establish, adopt, amend or terminate any Parent Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Parent Employee Plan if it had been in existence as of the Original Merger Agreement Date, or (viii) enter into or amend any agreement, contract or arrangement with any current or former director, officer, employee, or independent contractor or commit to provide any payment or any benefit to any such individual that would have been required to be disclosed on Section 4.17(e) of the Parent Disclosure Schedule if any such commitment existed on or before the Original Merger Agreement Date;

(n)                                 change Parent’s method of accounting or accounting principles or practice, except for any such change required by reason of a change in GAAP or by Regulation S-X under the 1934 Act, as approved by its independent public accountants;

(o)                                 make any material Tax election other than in the ordinary course of business; provided, however, that in no event shall Parent or any Subsidiary make any election for U.S. federal income tax purposes (including under Treas. Reg. § 301.7701-3) with respect to Parent or any Subsidiary without the prior written consent of the Company;

(p)                                 settle, or propose to settle, any litigation, investigation, arbitration, proceeding or other claim involving or against Parent or any of its Subsidiaries that is material to Parent and its Subsidiaries, taken as a whole;

(q)                                 except as required by Applicable Law (including applicable must-carry laws) or as contemplated in the business plan attached as Section 6.01(q) of the Parent Disclosure Schedule add or voluntarily delete any channels, or change its channel lineup, or commit to do any of the foregoing in the future;

(r)                                    launch any new channels, except as necessary to comply with any requirement of any Governmental Authority, in accordance with pending agreements in effect as of the Original Merger Agreement Date, or as contemplated in the business plan attached as Section 6.01(q) of the Parent Disclosure Schedule;

(s)                                  convert any billing systems or any material portion thereof;

(t)                                    take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Section 9.02(a) or Section 9.02(e) not being satisfied; or

(u)                                 agree or commit to do any of the foregoing;

provided, however, that nothing in this Section 6.01 shall prevent Parent from taking any action necessary to bring awards issued under any Parent Employee Plan outstanding as of the Original Merger Agreement Date into compliance with, or to exempt such awards from, Section 409A of the Code (whether by amendment to or termination of any such award or otherwise), including any payments in cash or the issuance of shares of Parent Stock or other awards under any Parent Employee Plan and net settlement of any award to the extent elected by the award holder to pay any tax liability owed in connection with the award so long as such payments or issuances (or combination of payments and issuances) are on terms that (i) are substantially equivalent with respect to the economics and vesting schedule of the applicable award outstanding as of the Original Merger Agreement Date, and (ii) do not result in any additional liability to Parent, the Company or any of their respective Subsidiaries.  As soon as practicable after taking any such permitted action with respect to outstanding awards, Parent agrees to notify the Company of its actions.

Section 6.02.  Obligations of Merger Subsidiary.  Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.03.  Director and Officer Liability.  Parent hereby agrees to do the following:

(a)                    For six years after the Effective Time, Parent shall indemnify and hold harmless to the fullest extent permitted under Applicable Law each officer and director of Parent that was an officer or director of Parent prior to the Effective Time (each, a “Parent Indemnified Person”) and each officer and director of the Company that was an officer or director of the Company prior to the Effective Time (each, a “Company Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to acts or omissions by such Indemnified Person in their capacity as a director or officer of Parent or the Company, as the case may be, occurring at or prior to the Effective Time (collectively, “Claims”) (and Parent shall also advance reasonable expenses as incurred to the fullest extent permitted by Applicable Law in connection with any Claims against an Indemnified Person provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).  In the event any Claim or Claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

(b)                                 For six years after the Effective Time, Parent shall provide officers’ and directors’ liability insurance with an insurer with a Standard & Poor’s rating of at least A (or an equivalent rating from AM Best), or Parent shall purchase from an insurer with a Standard & Poor’s rating of at least A (or an equivalent rating from AM Best), a “tail policy”, in each case, in respect of acts or omissions occurring prior to the Effective Time covering each Parent Indemnified Person currently covered by Parent’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the Original Merger Agreement Date (which policy has been provided by Parent to the Company prior to the Original Merger Agreement Date); provided that, if the aggregate annual premiums for such insurance during such period shall exceed £6,000,000, then Parent shall provide a policy with the best coverage as shall then be available at £6,000,000 per annum.

(c)                                  The rights of each Indemnified Person under this Section 6.03 shall be in addition to any rights to indemnification and exculpation of personal liability that such Person may have under Delaware Law or any other Applicable Law, or any agreement of any Indemnified Person with Parent or any of its Subsidiaries or the Company or any of its Subsidiaries, as the case may be.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

(d)                                 Any Indemnified Person wishing to claim indemnification under this Section 6.03, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party except to the extent such failure prejudices Parent.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Person for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Person advises the Indemnified Person in good faith that there are issues that raise conflicts of interest between Parent and the Indemnified Person that make such assumption unadvisable, the Indemnified Person may retain counsel, reasonably satisfactory to Parent and Parent shall pay the reasonable legal expenses of such Indemnified Person promptly as statements therefor are received, (ii) the Indemnified Person will cooperate in the defense of any such matter, and (iii) Parent shall not be liable for any settlement effected without its prior written consent; provided that, Parent shall not have any obligation hereunder to any Indemnified Person when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by Applicable Law.

(e)                                  If Parent or any of its successors (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section 6.03.

Section 6.04.  Parent Stockholder Meeting; Proxy Material.  Parent shall cause a meeting of its stockholders (the “Parent Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Parent Stockholder Approval.  Subject to its fiduciary duties, the Board of Directors of Parent shall recommend (i) the approval of the Charter Amendment, and (ii) the approval of the issuance of New Parent Stock in the Merger, in each case, by Parent’s stockholders; provided, however, that any withdrawal of, any modification or qualification in a manner adverse to the

Company of the Parent Board Recommendation, or any recommendation of an Acquisition Proposal (each such action, an “Adverse Parent Recommendation Change”), shall give the Company the right to terminate this Agreement as set forth in Section 10.01(c)(i) of this Agreement.  In connection with such meeting, Parent shall (i) mail the Joint Proxy Statement/Prospectus to Parent’s stockholders as promptly as practicable after the Registration Statement is declared effective under the 1933 Act and, if necessary in order to comply with applicable securities laws, after the Joint Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies, (ii) subject to its fiduciary duties under Applicable Law, use its reasonable best efforts to secure the Parent Stockholder Approval, and (iii) otherwise comply with all legal requirements applicable to such meeting.  Without limiting the generality of the foregoing, and notwithstanding anything in this agreement that may be deemed to be to the contrary, but subject to Section 10.01 hereof, the matters required to be approved in order to obtain the Parent Stockholder Approval shall be submitted to Parent’s stockholders at the Parent Stockholder Meeting whether or not (A) an Adverse Parent Recommendation Change shall have occurred, and/or (B) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Parent or any of its advisors.

Section 6.05.  Quotation of New Parent Stock.  Parent shall use its reasonable best efforts to cause the shares of New Parent Stock to be issued in the Merger and pursuant to the Charter Amendment to be to be approved for quotation on NASDAQ, subject to official notice of issuance.

Section 6.06.  Parent Board of Directors; Certain Members of Management.  (a)  On the Closing Date, but prior to the Effective Time, Parent shall cause to be delivered to the Company duly executed resignations, effective as of the Effective Time, of each member of the Board of Directors of Parent other than Mr. Anthony Stenham (who will serve as Deputy Chairman of the Board of Directors of Parent from and after the Effective Time) and one additional member of Parent’s Board of Directors selected by the Company with the approval of Parent’s Board of Directors, not to be unreasonably withheld or delayed (or, if either one of them is unable or unwilling to continue to serve in that capacity, such other individual as may be reasonably acceptable to Parent and the Company).  Immediately following such resignations but prior to the Effective Time, Parent shall take all necessary action to appoint each member of the Board of Directors of the Company at such time to the Board of Directors of Parent, effective as of immediately after the Effective Time.  Notwithstanding the foregoing, Mr. Stenham’s continued service as a member of the Board of Directors of Parent is conditioned upon him agreeing with the Company, prior to the Effective Time, on terms mutually satisfactory to him and the Company, his terms for service as Deputy Chairman, which the Company agrees to negotiate in good faith.  For the avoidance of doubt, the parties agree that the Company shall be entitled to designate the classes in which each newly appointed director of Parent will serve.

(b)                                 Parent will appoint, or cause to be appointed, effective at the Effective Time, each individual set forth in Section 6.06(b) of the Company Disclosure Schedule to the position set forth opposite his name in such Section of the Company Disclosure Schedule subject to, where such an individual is an employee of Parent prior to the Effective Time, such individual agreeing with the Company, on terms mutually satisfactory to such individual and the Company, terms of employment, which the Company agrees to negotiate in good faith.

Section 6.07.  Employees.  (a)  Parent agrees that it will comply with Applicable Law with respect to the rights of the employees of Parent and its Subsidiaries with respect to their employment with Parent or its any of its Subsidiaries on and after the Effective Time.

(b)                                 On and after the Effective Time, Parent will allow the employees who were employees of Parent or one of its Subsidiaries prior to the Effective Time to be eligible to participate in Parent’s employee benefit plans to the extent that similarly situated persons who were employees of the Company or one of its Subsidiaries are so eligible, except to the extent it would result in a duplication of benefits.  Parent will cause any employee benefit plans which persons who were employees of Parent or one of its Subsidiaries are eligible to participate in on and after the Effective Time, other than any plan in which any such employee participated prior to the Effective Time (a “Prior Plan”), to take into account for purposes of eligibility, vesting and benefit accrual thereunder (except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits) service by such employees with Parent and its Subsidiaries prior to the Effective Time, to the extent that such service was recognized under any analogous Prior Plan.

Section 6.08.  No Solicitation; Other Offers.  Parent agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney, accountant or other advisor retained by it or any of its Subsidiaries for services provided in connection with the transactions contemplated by this Agreement whether as of the Original Merger Agreement Date or any time thereafter) (collectively, “Representatives”) not to, directly or indirectly, initiate, solicit or knowingly encourage or facilitate any Acquisition Proposal.  Parent further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ employees, agents and Representatives not to, directly or indirectly, (i) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Acquisition Proposal, (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Parent or any of its Subsidiaries (unless the Company’s obligations under the standstill provisions contained in the Confidentiality Agreement dated May 27, 2005 between the Company and Parent (the “Confidentiality Agreement”) are simultaneously waived), (iii) approve any transaction under, or any Third Party becoming an “interested stockholder” under, Section 203 of the Delaware Law, (iv) amend or grant any waiver or release or approve any transaction or redeem any Parent Rights under the Parent Rights Agreement, (v) make any Adverse Parent Recommendation Change in connection with an Acquisition Proposal or (vi) enter into any definitive agreement with respect to an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Parent or its Board of Directors from (1) complying with its disclosure obligations under Sections 14d-9 and 14e-2(a) of the 1934 Act with regard to an Acquisition Proposal; provided, however, that if such disclosure constitutes an Adverse Parent Recommendation Change, the Company shall have the right to terminate this Agreement as set forth in Section 10.01(c)(i) of this Agreement; and (2) at any time prior to, but not after, the Parent Stockholder Approval is obtained, (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors of Parent receives from the Person so requesting such information, prior to the provision of any such information, an executed confidentiality agreement on terms no less favorable to Parent than those contained in the Confidentiality Agreement (provided that, such executed confidentiality agreement may contain less favorable standstill provisions as long as the Company’s obligations under the standstill provisions contained in the Confidentiality Agreement are simultaneously waived); (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors of Parent receives from such Person, prior thereto, an executed confidentiality agreement as described in the immediately preceding clause (A); or (C) recommending or making any Adverse Parent Recommendation Change in connection with such an unsolicited bona fide written Acquisition Proposal to the stockholders of Parent, if and only to the extent that, (x) in each such case referred to in clause  (A), (B) or (C) above, the Board of Directors of Parent determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties, (y) in each case referred to in clause (B) or (C) above, the Board of Directors of Parent determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal, the likelihood of obtaining financing, and the Person making the proposal, and if consummated, would result in a transaction more favorable to Parent’s stockholders from a financial point of view than the transactions contemplated by this Agreement taking into account any change proposed by the Company; and (z) in the case of clause (C), the Company shall have had written notice of Parent’s intention to take the action referred to in clause (C) at least 20 Business Days prior to the taking of such action by Parent (which notice shall have attached the most current version of the agreement relating to the Acquisition Proposal in question and a summary of any other material terms relating thereto) and Parent shall, and shall cause its Representatives to, during such 20 Business Day period, negotiate in good faith with the Company with respect to any changes the Company may wish to make with respect to its proposal; provided, that any more favorable Acquisition Proposal referred to in clause (B) or (C) above must constitute an Acquisition Proposal that involves the acquisition, directly or indirectly, of 50% or more of the voting power of the Parent Stock or the assets of Parent and its Subsidiaries taken as a whole (any such more favorable Acquisition Proposal is referred to in this Agreement as a “Superior Proposal”).  Parent agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted prior to the Original Merger Agreement Date with respect to any Acquisition Proposal, including any discussions or negotiations with respect to the possible sale of the Flextech Group.  Parent agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 6.08 of the obligations undertaken in this Section 6.08.  Parent agrees that it will notify the Company promptly, but in any event within 48 hours if any proposals or offers referred to in this Section 6.08 are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep the Company informed on a current basis, and, in any event, within 24 hours of any changes in the status, the terms and any other material details of any such proposals or offers, including whether any such proposal has been withdrawn or rejected.  Parent also agrees to provide any information to the Company that it is providing to another Person pursuant to this Section 6.08 at substantially the same time it provides it to such other Person.  Parent agrees promptly, but in any event within five days after the Original Merger Agreement Date, to request the return or destruction of all information and materials provided prior to the Original Merger Agreement Date by it, its Affiliates or their respective Representatives (and any information derived therefrom) with respect to the consideration or making of any Acquisition Proposal (including with respect to the possible sale of the Flextech Group) and Parent shall otherwise use its reasonable best efforts to enforce any confidentiality agreement relating thereto.  The parties agree that in determining what actions are necessary for the Board of Directors of Parent to comply with their respective fiduciary duties, the Board of Directors may consider the transactions contemplated by this Agreement to be structured as they were under the Original Merger Agreement (except to the extent that the structure under this Agreement eliminates the need for consents of Third Parties).

Section 6.09.  License Expirations.  Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to ensure that all Parent

Communications Licenses remain in full force and effect in the ordinary course of business.  Upon reasonable prior notice, Parent shall, and shall cause its Subsidiaries to, allow representatives of the Company to attend meetings and hearings before applicable Governmental Entities in connection with any proposed modifications or amendments to any Parent Communications License or other Governmental Authorization.

Section 6.10.  Cooperation.  (a)  Upon the request of the Company, Parent shall, and shall cause its Subsidiaries to, assist and cooperate with the Company in connection with (A) any proposed (i) sale of all or a substantial portion of Parent’s and/or any of its Subsidiaries’ ownership interest in, or all or a substantial portion of the assets of, the Flextech Group, to, or (ii) entry into a joint venture or other business combination transaction relating to the Flextech Group with, in either case, one or more Third Parties (any such proposed or potential Third Party, a “Flextech Transaction Party”) and on such terms and conditions as the Company shall determine (any transactions contemplated by clause (i) or (ii) above, a “Flextech Transaction”), provided that, (1) the Company shall consult with Parent and give reasonable consideration to the views of Parent as to the manner of effecting any Flextech Transaction or the process relating thereto, which the Company shall, in each case, have the right to direct, (2) representatives of Parent shall be permitted to participate fully in any negotiations with a Flextech Transaction Party, (3) the Company shall, promptly upon receipt of appropriate invoices therefore, reimburse Parent and its Subsidiaries and the members of the Flextech Group for their reasonable out of pocket costs in complying with this Section 6.10(a)(A) and (4) no obligation of Parent or any of its Subsidiaries under any agreement or instrument with respect to any Flextech Transaction (other than this Agreement) shall be effective until the Effective Time and none of Parent or any of its Subsidiaries shall have any obligation or liability under any such agreement or instrument prior to the Effective Time, and (B) any Flextech Group Restructuring, provided that, Parent shall not be obligated to undertake any action as part of any such restructuring if such action would result in any significant cost or detriment to Parent or any of its Subsidiaries unless the Company agrees to compensate Parent or the relevant Subsidiaries for such cost or detriment in the event that this Agreement is terminated.

(b)                                 Without limiting the generality of the foregoing, Parent shall, and shall cause its Subsidiaries to, (A) in connection with any Flextech Transaction, (i) give to any such Flextech Transaction Party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of Parent and its Subsidiaries relating to the Flextech Group, (ii) furnish to any such Flextech Transaction Party, its counsel, financial advisors, auditors, and other authorized representatives such financial and operating data and other information with respect to the Flextech Group as such Persons may reasonably request, and (iii) assist in taking or making any action by or in respect of, or filing with, any Governmental Authority, and obtaining any actions, consents, approvals or waivers required to be obtained, in each case, as customarily required in connection with the consummation of any Flextech Transaction, and (B) in connection with any of the transactions contemplated by this Agreement (including without limitation for the purpose of obtaining finance for any such transaction) and any integration or restructuring to be implemented after the Effective Time, promptly upon the Company’s request, take such action as the Company may reasonably request to restructure the balance sheets of any Subsidiaries of Parent (including, without limitation, by the capitalization of intra-group indebtedness) so as to enable any such Subsidiary to undertake a financial assistance whitewash procedure (in accordance with sections 155 to 158 of the U.K. Companies Act 1985) to enable it to give financial assistance (the “Whitewash Procedure”), and provide (and instruct their respective accountants to provide) to the Company, each Subsidiary of the Company and/or Ernst & Young LLP (or any other advisers appointed by the Company for such purpose) all assistance, information and access required by any of them in connection with the preparation for or implementation of any such Whitewash Procedure, including: (1) providing them with all accounting and financial information and records requested by them in relation to any such company; (2) preparing and providing to them all reports, analyses and other materials reasonably required by them in relation to any such company; and (3) providing them with access to the appropriate personnel of any such company.  In addition, with effect from and subject to the occurrence of the Closing Date, Parent shall, if so directed by the Company, (i) cause the directors of any such company required to undertake the Whitewash Procedure to resign, and shall cause individuals nominated by the Company to be appointed as the directors of each such company in their place; and (ii) cause the auditors of each such company required to undertake the Whitewash Procedure to resign and shall cause Ernst & Young, LLP (or any other firm of accountants nominated by the Company for such purpose) to be appointed as the auditors in their place.

(c)                                  Notwithstanding anything to the contrary contained herein, the assistance and cooperation contemplated by Sections 6.10(a) and 6.10(b) above shall not require Parent or its Subsidiaries to take any action that unreasonably interferes with the business operations of Parent and its Subsidiaries (including the Flextech Group).  The Company shall not take any action in connection with a Flextech Transaction or the Flextech Group Restructuring that would reasonably be expected to adversely affect in any material respect the Flextech Group or Parent’s interest therein if the Merger is not consummated.

(d)                                 Parent shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to assist and cooperate with the Company in the Company’s efforts to obtain the private letter ruling, closing agreement or similar document described in Section 9.02(g)(i), including by giving such representations as the Company may reasonably request.

(e)                                  After the Original Merger Agreement Date and prior to the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to assist and cooperate with the Company and its Subsidiaries such that the Company is able to comply, on a timely basis after the Effective Time (without regard to grace periods thereunder with respect to acquisitions), with the applicable provisions under the Sarbanes-Oxley Act and the 1934 Act, including those regarding the reliability of the combined company’s financial reporting and the preparation of the combined company’s financial statements for external purposes (including Sections 302 and 404 of the Sarbanes-Oxley Act and Rules 13a-14 and 15d-14 of the 1934 Act); provided that, the foregoing shall not require Parent or its Subsidiaries to take any action that unreasonably interferes with the business operations of Parent and its Subsidiaries or to incur any unreimbursed out-of-pocket expense.

(f)                                    Parent agrees that (i) upon the receipt of a written request from the Company, it will promptly withdraw, and/or cause its Subsidiaries to withdraw, the request filed by Parent and/or its Subsidiaries with the Internal Revenue Service under §301.9100 of the Procedure and Administration Regulations on September 1, 2005, and (ii) upon the receipt of a written request from the Company, it will seek permission from the Internal Revenue Service to revoke any election made or purportedly made by Parent or any of its Subsidiaries under Section 108(b)(5) of the Code.

(g)                                 Parent shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to assist and cooperate with the Company with respect to the matters referred to in Section 6.10(g) of the Company Disclosure Schedule.

Section 6.11.  Approval of Charter Amendment; Amendment of Parent Rights Agreement.  As promptly as practicable after the date hereof, and in any event prior to the Registration Statement being declared effective, Parent’s Board of Directors shall approve the Charter Amendment.  Parent shall take all actions necessary so that, (i) the Parent Rights Agreement and the Parent Rights are inapplicable to the shares of Parent Class B Redeemable Common Stock and (ii) immediately prior to the Effective Time, the Parent Rights Agreement is amended so that the references to “25%” contained in the definition of “Acquiring Person” in such agreement shall be changed to “15%”.

ARTICLE 7
COVENANTS OF THE COMPANY

The Company agrees that:

Section 7.01.  Conduct of the Company.  From the Original Merger Agreement Date until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and in material compliance with all material Applicable Laws and material Governmental Authorizations, and use its reasonable best efforts to (i) preserve intact its business organization and relationships with Third Parties, and (ii) keep available the services of its officers and key employees.  Without limiting the generality of the foregoing, from the Original Merger Agreement Date until the

Effective Time, except (A) as expressly contemplated by this Agreement or set forth in Section 7.01 of the Company Disclosure Schedule, or (B) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed):

(a)                                  the Company shall not adopt or propose any change in its certificate of incorporation or bylaws;

(b)                                 the Company shall not (i) declare, set aside or pay any dividend or make other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock, (ii) make any tender or exchange offer for Company Stock at a premium to the then-existing market price of such Company Stock, (iii) split, combine or reclassify any shares of its capital stock, or (iv) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock, other than (A) the issuance of any shares of Company Stock upon the exercise of stock options in accordance with their terms as of October 2, 2005, (B) issuances pursuant to the exercise of warrants outstanding on the Original Merger Agreement Date, (C) the granting (or any subsequent exercise thereof) of options to acquire shares of Company Stock or restricted shares of Company Stock in the ordinary course of business (which shall include grants pursuant to the Company Stock Plans), and (D) issuances of stock or grants of stock options (or other stock-based compensation) in connection with any merger, acquisition or other business combination, or other material transaction that, in any such case, does not require any approval of the Company’s stockholders, provided that, for the sake of clarity, neither this Section 7.01(b) nor Section 7.01(f) shall preclude the Company or any of its Subsidiaries from entering into any agreement with respect to any transaction referred to in Section 7.01(b)(iv)(D) (regardless of whether or not the issuance of stock in connection therewith would require the approval of the Company’s stockholders) as long as the record date for any requisite stockholders vote required in connection therewith occurs after the Effective Time;

(c)                                  the Company shall not adopt any plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or propose any resolution for its winding-up, striking-off or dissolution or apply to any court for an administration order or the appointment of a receiver, trustee or similar officer or commence any negotiations to enter into any arrangement with or composition for the benefit of creditors (including any moratorium prior to a voluntary arrangement);

(d)                                 the Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction that would reasonably be expected to materially delay the completion of the Merger;

(e)                                  the Company shall not, and shall not permit any of its Subsidiaries to, take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Section 9.03(a) or Section 9.03(b) not being satisfied; or

(f)                                    the Company shall not agree or commit to do any of the foregoing.

Section 7.02.  Company Stockholder Meeting; Proxy Material.  Subject to its fiduciary duties, the Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purposes of obtaining the Company Stockholder Approval.  Subject to its fiduciary duties, the Board of Directors of the Company shall recommend the Company Stockholder Approval, and shall not withdraw or modify in a manner adverse to Parent such recommendation.  In connection with the Company Stockholder Meeting, the Company shall (i) mail the Joint Proxy Statement/Prospectus to the Company’s stockholders as promptly as practicable after the Registration Statement is declared effective under the 1933 Act and, if necessary in order to comply with applicable securities laws, after the Joint Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies, (ii) subject to its fiduciary duties under Applicable Law and subject to the foregoing, use reasonable best efforts to secure the Company Stockholder Approval, and (iii) otherwise comply with all legal requirements applicable to such meeting.  Subject to Section 10.01 hereof, the matters required to be approved in order to obtain the Company Stockholder Approval shall be submitted to the Company’s stockholders at the Company Stockholder Meeting whether or not (A) the Board of Directors of the Company shall have withdrawn, qualified or modified the Company Board Recommendation in a manner adverse to Parent, and/or (B) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its advisors, provided that, for purposes of this clause (B), each reference in the definition of “Acquisition Proposal” shall be deemed a reference to “the Company”.

Section 7.03.  Affiliates.  Prior to the date of the Company Stockholder Meeting, the Company shall deliver to Parent a letter identifying all known Persons who, in the opinion of the Company, as of the time of the Company Stockholder Meeting, may be deemed affiliates of the Company under Rule 145 of the 1933 Act ( a “Company Rule 145 Affiliate”).  The Company shall use its reasonable best efforts to obtain a written agreement from each Company Rule 145 Affiliate as soon as practicable and, in any event, at least 30 days prior to the Effective Time, substantially in the form of Exhibit D hereto.

Section 7.04.  Merger Subsidiary.  If reasonably requested by Parent, the Company shall designate one or more of its executive officers who are U.S. citizens to become managers and/or officers of Merger Subsidiary before any borrowings are effected under the Financing and Parent will approve such amendments to the limited liability company agreement of Merger Subsidiary and take such other actions as may be necessary or appropriate to effect such designations.

ARTICLE 8
COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01.  Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use (and shall cause their respective Subsidiaries to use) their reasonable best efforts to take, or cause to be taken, all actions (including the making by the Company of directions pursuant to Section 8.01(b) and Section 8.01(e)) and to do, or cause to be done, all things necessary, proper or advisable on its part under this Agreement and under Applicable Law to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtaining as promptly as practicable and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations necessary or advisable to be obtained from any Governmental Authority or other Person in connection with the Merger or any other transaction contemplated by this Agreement, including the Company License Consents and the Parent License Consents.

(b)                                 In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (A) assist, consult and cooperate with each other in preparing and making (i) appropriate submissions and filings to the OFT, OFCOM or the Competition Commission or any other appropriate Governmental Authority in respect of the condition set forth in Section 9.01(c), (ii) appropriate submissions and notifications to OFCOM and any other appropriate Governmental Authority in respect of any Company License Consents, (iii) a joint notification to the Irish Competition Authority of the transactions contemplated by this Agreement pursuant to the Irish Competition Act and any other filings, submissions or notifications to the Irish Competition Authority or Irish Minister for Enterprise Trade and Employment (the “Minister”) in respect of the condition set forth in Section 9.02(c), and (iv) all other comparable filings or submissions which the parties hereto reasonably agree are necessary or advisable, in each case, as promptly as practicable (including, in each case, any amendments or revisions thereto in order to reflect the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof), provided that, (x) the Company, acting through its legal advisers and subject to complying with the obligations set forth in Section 8.01(c), shall have the right to direct the content of such submissions, notifications, filings and any subsequent correspondence relating thereto, such right not to be unreasonably exercised and (y) the content and process shall be reasonably satisfactory to Parent, (B) as promptly as practicable, supply any non-privileged additional information and documentary material that may be requested pursuant to any such filing or submission, (C) promptly use its reasonable best efforts to avoid the entry of, or vacate or remove

(including by appeal, if available), as the case may be, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment by any Governmental Authority with competent jurisdiction over the transactions contemplated hereby that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including the defense through litigation on the merits of any claim asserted before a Governmental Antitrust Authority seeking to delay, restrain, prevent, enjoin, or otherwise prohibit consummation of the Merger, and (D) take all other actions reasonably necessary to secure the satisfaction of the conditions set forth in Section 9.01(c) and Section 9.02(c).

(c)                                  The Company and Parent shall (A) cooperate with one another in (i) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the Merger or the consummation of the other transactions contemplated by this Agreement, (ii) taking, and seeking promptly to obtain, any such actions, consents, approvals or waivers, and (iii) making any such filings or notifications, or furnishing information required in connection therewith, and (B) consult with each other with respect to the preparation of, and each shall have the right to review in advance, any written submissions made to any Governmental Antitrust Authority by either Parent or the Company in connection with the Merger and each agrees not to attend any meeting or teleconference with any Governmental Antitrust Authority relating to the Merger without giving representatives of the other both reasonable notice of that meeting or teleconference and unless expressly refused by the Governmental Antitrust Authority a reasonable opportunity to attend such meeting or teleconference.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, the parties hereby agree and acknowledge that neither this Section 8.01 nor the “reasonable best efforts” standard shall require, or be construed to require, other than as set forth in the proviso below, Parent or the Company or any of their respective Subsidiaries or other Affiliates, in order to obtain any approvals, consents, registrations, permits, authorizations, and other confirmations to be obtained from any Governmental Authority or Governmental Antitrust Authority or otherwise to satisfy the condition set forth in Section 9.01(c), to:

(i)                       offer the OFT undertakings in lieu of a reference pursuant to Section 73 of the Enterprise Act (other than following a remittal of the Merger back to the OFT for reconsideration pursuant to Section 120(5) of the Enterprise Act); or

(ii)                    offer the U.K. Secretary of State undertakings in lieu of a reference pursuant to paragraph 3 of Schedule 7 of the Enterprise Act (other than following a remittal of the Merger back to the U.K. Secretary of State for reconsideration pursuant to Section 120(5) of the Enterprise Act); or

(iii)                 appeal any decision by the OFT or the U.K. Secretary of State to refer the Merger or the other transactions contemplated by this Agreement to the Competition Commission; or

(iv)                (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate pending any such action, or (B) propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, before or after the Effective Time, of any assets, licenses, operations, rights, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other Affiliates); or

(v)                   take or agree to take any action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other Affiliates), unless, in the case of all such requirements described in clauses (iv) and (v) above, such requirements would not, individually or in the aggregate with all other such requirements, reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, in each case, without regard to clause (b) and clause (iv) (insofar as such clause (iv) relates to any matter contemplated by clause (iv) or (v) above) of each such definition (a “Regulatory Material Adverse Effect”); provided, however, that the Company can compel Parent to take any of the actions referred to above (or agree to take such actions) if such actions are only effective after the Effective Time.  For purposes of this Agreement, a Regulatory Material Adverse Effect shall in any event be deemed to arise if an obligation is imposed on, or a binding undertaking is sought from, Parent and/or the Company by any Governmental Authority or Governmental Antitrust Authority requiring Parent and/or the Company to (i) offer access by Third Parties to the network infrastructure of Parent or Company (or any of their respective Subsidiaries or other Affiliates) to enable those Third Parties or any other Third Parties to offer or provide products and/or services to customers connected directly to that network infrastructure, or (ii) sell, transfer, dispose of or divest, or hold separate all or a significant portion of, the Flextech Group, excluding for this purpose sit-up Limited; provided that the Company can compel Parent to take any of the actions referred to above (or agree to take such actions) if such actions are only effective after the Effective Time.

(e)                                  Notwithstanding anything to the contrary contained in this Agreement, (i) Parent agrees that it shall refrain (and shall cause its Subsidiaries to refrain) from taking or agreeing to take any of the actions set forth in clauses (i) through (v) of Section 8.01(d), without the prior written direction of the Company, acting through its legal advisers, and (ii) the Company agrees to exercise the right to direct actions referred to in this Section 8.01 reasonably (other than actions referred to in Section 8.01(d)(i) and Section 8.01(d)(ii)), and a direction not to take an action described in clauses (iv) and (v) of Section 8.01(d)) will be deemed reasonable if such actions (or agreement to take such actions) would, individually or in the aggregate with all other requirements described in Section 8.01(d), reasonably be expected to have a Regulatory Material Adverse Effect).

Section 8.02.  U.S. Disclosure Filings.  (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Joint Proxy Statement/Prospectus and Parent shall, in cooperation with the Company, prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as the Company’s proxy statement and Parent’s proxy statement and prospectus (such filings, the “U.S. Disclosure Filings”).  Each of the Company and Parent shall use reasonable best efforts to have the Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger.  All U.S. Disclosure Filings shall comply as to form in all material respects with the provisions of the 1933 Act and the 1934 Act, as applicable.

(b)                                 Each of Parent and the Company shall provide the other party and its counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to any U.S. Disclosure Filing, promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

(c)                                  No amendment or supplement to any of the Registration Statement or the Joint Proxy Statement/Prospectus will be made by the Company or Parent without the approval of the other party, which will not be unreasonably withheld or delayed, except as may be required by Applicable Law; provided that, with respect to documents filed by the Company or Parent which are incorporated by reference in any of the aforementioned U.S. Disclosure Filings, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations.

(d)                                 Each of Parent and the Company shall advise the other party and its counsel, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of New Parent Stock issuable in connection with the Merger and, if applicable, the shares of New Parent Stock and/or Parent Class B Redeemable Common Stock issuable pursuant to the Charter Amendment for offering or sale in any jurisdiction, or any request by the SEC for amendment of any of the U.S. Disclosure Filings or comments thereon and responses thereto or requests by the

SEC for additional information.  If, at any time prior to the Effective Time, the Company or Parent discover any information relating to either party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to any of the U.S. Disclosure Filings, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and the parties will cooperate with each other in order to promptly file with the SEC and, to the extent required by Applicable Law, disseminate to the stockholders of the Company and Parent, an appropriate amendment or supplement describing such information.

(e)                                  Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of New Parent Stock in the Merger and, if applicable, the issuance of New Parent Stock and Parent Class B Redeemable Common Stock pursuant to the Charter Amendment, and the Company shall furnish all information concerning the Company and the holders of Company Stock as may be reasonably requested in connection with any such action.

Section 8.03.  Public Announcements.  Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts, in each case, with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.  Parent and the Company hereby agree that the initial press release with respect to the Merger shall be a joint press release and Parent and the Company will cooperate in drafting such release and disseminating it in a timely manner.

Section 8.04.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05.  Access to Information.  (a) From the Original Merger Agreement Date until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company and Parent shall upon reasonable notice,

(i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of such party and its Subsidiaries (including access to perform physical examinations), (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request, and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation.  Any investigation pursuant to this Section 8.05 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party.  No information or knowledge obtained in any investigation pursuant to this Section 8.05 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

Section 8.06.  Notices of Certain Events.  Each of the Company and Parent shall promptly notify the other of:

(a)                                  any notice or other communication from (i) any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and/or (ii) BBC Worldwide Limited or any of its Affiliates relating to the Merger or the other transactions contemplated by this Agreement;

(b)                                 any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)                                  any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the Original Merger Agreement Date, would have been required to have been disclosed pursuant to any Section of this Agreement, or that relate to the consummation of the transactions contemplated by this Agreement;

(d)                                 any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the condition set forth in Section 9.02(a)(ii) or Section 9.03(a)(ii) not to be satisfied;

(e)                                  any occurrence or non-occurrence of any event, the occurrence or non-occurrence of which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect; and

(f)                                    any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 8.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or constitute an admission that any event communicated is material or could give rise to a Company Material Adverse Effect or Parent Material Adverse Effect.

Section 8.07.  Financing.  The Company shall use its reasonable best efforts to obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (i) negotiate definitive agreements with respect to the Financing consistent with the terms and conditions contained therein, and (ii) satisfy on a timely basis all conditions in such definitive agreements the satisfaction of which are within the control of the Company.  The Company shall use its reasonable best efforts to comply with its obligations, and enforce its rights, under the Commitment Letter.  The Company shall give Parent prompt notice of any material breach by any party to the Commitment Letter of which the Company has become aware or any termination of the Commitment Letter.  The Company shall not permit any amendment or modification to, or any waiver of any material provision or remedy under, the Commitment Letter if such amendment, modification or waiver materially increases the conditionality or materially delays the Financing.  Parent and Merger Subsidiary shall assist and cooperate with the Company in connection with its efforts to obtain the proceeds of the Financing, including (x) providing, in accordance with the terms of Section 8.05, reasonably required information relating to Parent, Merger Subsidiary and their Subsidiaries to the financial institution or institutions providing the Financing, and (y) executing and delivering, and causing such Subsidiaries to execute and deliver credit agreements, security agreements, customary certificates, legal opinions (which may be reasoned, if counsel reasonably believes it cannot give the opinion otherwise) or other agreements, certificates, documents and instruments relating to the Financing or relating to guarantees, the pledge of collateral and other matters ancillary to the Financing, in each case as may be reasonably requested by the Company in connection with the Financing; provided that, no obligation of Parent, Merger Subsidiary or any of their Subsidiaries under any such agreement, certificate, document or instrument shall be effective until the immediately prior to the Effective Time, and none of Parent or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or unreimbursed out-of-pocket expense in connection with the Financing prior to the Effective Time (except, to the extent that any such payment is required to give effect to the Merger or the Parent Common Stock Redemption, in which case such payment shall be made immediately prior to the Effective Time and, if the Effective Time shall not occur, the Company shall promptly reimburse Parent or the relevant Subsidiary of Parent for any such payment).

Section 8.08.  Section 16 Matters.  Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock), or dispositions of Parent Stock (including derivative securities with respect to Parent Stock), or acquisitions of New Parent Stock (including derivative securities with respect to New Parent Stock), resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company or Parent, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.09.  Accountants’ Letters.  (a) Parent shall use reasonable best efforts to cause to be delivered to the Company two letters from Parent’s independent public accountants, one dated approximately the date on which the Registration Statement shall be declared effective and one dated as of the Closing Date, each addressed to Parent and the Company, in form reasonably satisfactory to the Company and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(b)                                 The Company shall use reasonable best efforts to cause to be delivered to Parent two letters from the Company’s independent public accountants, one dated approximately the date on which the Registration Statement shall be declared effective and one dated as of the Closing Date, each addressed to the Company and Parent, in form reasonably satisfactory to Parent and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

Section 8.10.  Stockholder Meetings.  Parent and the Company shall use their reasonable best efforts to hold the Parent Stockholder Meeting and the Company Stockholder Meeting on the same date and at the same time.

Section 8.11.  Tax Matters.  Parent and the Company intend the Merger to qualify as a reorganization under Section 368(a) of the Code and intend the Charter Amendment and the Parent Common Stock Redemption to qualify as a redemption within the meaning of Section 317 of the Code, governed by Section 302 of the Code, of a portion of the Parent Common Stock.  Each of Parent and the Company, and each of their respective Subsidiaries, shall use its reasonable best efforts to cause the Merger to so qualify and to obtain the opinions of Sullivan & Cromwell LLP and Davis Polk & Wardwell referred in Sections 9.03(c) and 9.02(h) of this Agreement.  For purposes of such opinions, each of Parent and the Company shall use its reasonable best efforts to provide representation letters substantially in the form of Exhibit E and Exhibit F hereto, respectively, each dated on or about the date the Registration Statement shall become effective, and subsequently, on the Closing Date.  Each of Parent, Merger Subsidiary and the Company and each of their respective Affiliates shall use its reasonable best efforts not to take any action, not to fail to take any action, cause any action to be taken or not taken, or suffer to exist any condition, which action or failure to take action or condition would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization under Section 368(a) of the Code or that would prevent the Charter Amendment and the Parent Common Stock Redemption from qualifying as a redemption governed by Section 302 of the Code.

Section 8.12.  Affiliates.  Parent and the Company agree that if the shares of New Parent Stock issuable pursuant to the Charter Amendment are required to be registered with the SEC pursuant to the 1933 Act, the provisions of Section 7.03 (including Exhibit D hereto) shall apply to Parent mutatis mutandis.

ARTICLE 9
CONDITIONS TO THE CHARTER AMENDMENT AND THE MERGER

Section 9.01.  Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger and file the Charter Amendment are subject to the satisfaction of the following conditions:

(a)                                  Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(b)                                 No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law that prohibits the consummation of the Merger, the filing of the Charter Amendment, the reclassification of Parent Stock contemplated by the Charter Amendment or the Parent Common Stock Redemption.

(c)                                  (i) (A) OFT shall have either confirmed to Parent,  Merger Subsidiary or the Company in writing (a copy of which shall have been provided to the other parties to this Agreement by the recipient of the confirmation) that it does not intend to refer the Merger to the Competition Commission pursuant to Section 33(1) of the Enterprise Act, other than in the circumstances of Section 33(2)(b) of the Enterprise Act, or the OFT shall have accepted undertakings from Parent (in compliance with Section 8.01) in lieu of a reference pursuant to Section 73 of the Enterprise Act, and (B) if the condition set forth in Section 9.01(c)(i)(A) is satisfied and the condition in this Section 9.01(c)(i)(B) has not been waived by the Company, either (x) the period specified in Rule 26 of the Competition Appeal Tribunal Rules 2003 for making any application under Section 120(1) of the Enterprise Act shall have expired without any such application having being made, (y) in the event that such application has been made the Competition Appeal Tribunal shall have rejected such application pursuant to Rule 10 of the Competition Appeal Tribunal Rules 2003 or dismissed such application pursuant to Section 120(5) of the Enterprise Act, or the application shall have been withdrawn pursuant to Rule 12 of the Competition Appeal Tribunal Rules 2003, or (z) in the event that such application has been made and the OFT’s decision in relation to the Merger is quashed in whole or in part and remitted back to the OFT under Section 120(5) of the Enterprise Act, the OFT’s subsequent decision in relation to the Merger satisfies the condition set forth in Section 9.01(c)(i)(A) (without any need to satisfy the condition in Section 9.01(c)(i)(B)); or

(ii)                    (A) in the event that the U.K. Secretary of State serves an intervention notice pursuant to Section 42(2) of the Enterprise Act, the U.K. Secretary of State (x) shall have confirmed to Parent, Merger Subsidiary or the Company in writing (a copy of which shall have been provided to the other parties to this Agreement by the recipient of the confirmation) that the U.K. Secretary of State does not intend to refer the Merger to the Competition Commission pursuant to Section 45 of the Enterprise Act, other than in the circumstances of Section 56(1) of the Enterprise Act, or (y) shall have accepted undertakings in lieu of a reference pursuant to Paragraph 3 of Schedule 7 of the Enterprise Act, and (B) if the condition set forth in Section 9.01(c)(ii)(A) is satisfied and the condition in this Section 9.01(c)(ii)(B) has not been waived by the Company, either (x) the period specified in Rule 26 of the Competition Appeal Tribunal Rules 2003 for making any application under Section 120(1) of the Enterprise Act shall have expired without any such application having being made, (y) in the event that such application has been made the Competition Appeal Tribunal shall have rejected such application pursuant to Rule 10 of the Competition Appeal Tribunal Rules 2003 or dismissed such application pursuant to Section 120(5) of the Enterprise Act, or the application shall have been withdrawn pursuant to Rule 12 of the Competition Appeal Tribunal Rules 2003, or (z) in the event that such application has been made and the Secretary of State’s decision in relation to the Merger is quashed in whole or in part and remitted back to the Secretary of State under Section 120(5) of the Enterprise Act, the Secretary of State’s subsequent decision in relation to the Merger satisfies the condition set forth in Section 9.01(c)(ii)(A) (without any need to satisfy the condition in this Section 9.01(c)(ii)(B)); or

(iii)                 in the event of a reference of the Merger by the OFT to the Competition Commission pursuant to Section 33(1) of the Enterprise Act or a deemed reference by the OFT to the Competition Commission pursuant to Section 56(3) of the Enterprise Act, then (A) the Competition Commission shall have decided that the Merger shall not be expected to result in a substantial lessening of competition pursuant to Section 36(1) of the Enterprise Act, (B) the Competition Commission shall have accepted undertakings from Parent (in compliance with Section 8.01) pursuant to Section 82(1) of the Enterprise Act, or (C) the Competition Commission shall have made an order pursuant to Section 84(1) of the Enterprise Act which would not reasonably be expected to give rise to a Regulatory Material Adverse Effect; or

(iv)                in the event of a reference of the Merger by the U.K. Secretary of State to the Competition Commission pursuant to Section 45 of the Enterprise Act, then (A) the U.K. Secretary of State shall have confirmed to Parent, Merger Subsidiary or the Company in writing (a copy of which shall have been provided to the other parties to this Agreement by the recipient of the confirmation) a decision that he shall not make an adverse public interest finding pursuant to Section 54(2) of the Enterprise Act, (B) the U.K. Secretary of State shall have made no finding at all pursuant to Section 54(2) of the Enterprise Act in circumstances where the reference was made pursuant to Section 45(3) or 45(5) of the Enterprise Act, (C) the U.K. Secretary of State shall have made no finding at all pursuant to Section 54(2) of the Enterprise Act in circumstances where the reference was made pursuant to Section 45(2) or 45(4) of the Enterprise Act and subsequently the Competition Commission shall have (x) concluded that the Merger shall not be expected to result in a substantial lessening of competition pursuant to Section 36(1) of the Enterprise Act, (y) accepted undertakings from Parent (in compliance with Section 8.01) pursuant to Section 82(1) of the Enterprise Act, or (z) made an order pursuant to Section 84(1) of the Enterprise Act which would not reasonably be expected to give rise to a Regulatory Material Adverse Effect, or (D) in the event that the U.K. Secretary of State makes an adverse public interest finding pursuant to Section 54(2), then (x) the U.K. Secretary of State shall have accepted undertakings from Parent (in compliance with Section 8.01) pursuant to Paragraph 9 of Schedule 7 of the Enterprise Act, or (y) the U.K. Secretary of State shall have made an order pursuant to Paragraph 11 of Schedule 7 of the Enterprise Act which would not reasonably be expected to give rise to a Regulatory Material Adverse Effect.

(d)                                 The Registration Statement shall have been declared effective, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn.

(e)                                  The shares of New Parent Stock to be issued in the Merger and pursuant to the Charter Amendment shall have been approved for quotation on NASDAQ, subject to official notice of issuance.

Section 9.02.  Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver by the Company (to the extent permitted by applicable law) of the following further conditions:

(a)                                  (i) Each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent contained in this Agreement (A) that are qualified by materiality or Parent Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time (other than such representations or warranties that address matters only as of a certain date, which shall be true as of such date), and (B) that are not qualified by materiality or Parent Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time (other than such representations or warranties that address matters only as of a certain date, which shall be true as of such date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 9.02(a)(ii)(B) shall be deemed to have been satisfied even if any representations and warranties of Parent (other than Sections 4.02(b), 4.05, 4.06(b), 4.06(d), 4.14, and 4.15 which must, in each case, be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of Parent to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, and (iii) the Company shall have received a certificate signed by the acting chief executive officer and the chief financial officer of Parent to the foregoing effect.

(b)                                 There shall not have been instituted or be pending any action or proceeding by any Governmental Authority which would reasonably be expected to have a Regulatory Material Adverse Effect (but excluding (x) related proceedings of the Competition Appeal Tribunal or any higher court following satisfaction of the condition in Section 9.01(c)(i)(B)(z), Section 9.01(c)(ii)(B)(z), Section 9.01(c)(iii) or Section 9.01(c)(iv) and (y) any proceeding before or made to the Irish High Court in connection with the Merger).

(c)                                  One of the following events shall have occurred in Ireland:

(i)                       the Irish Competition Authority shall have informed Parent and the Company that it has determined, pursuant to Section 21(2)(a) of the Irish Competition Act, that the Merger may be put into effect and the Minister shall not have directed the Irish Competition Authority to carry out an investigation under Section 22 of the Competition Act; or

(ii)                    the period specified in Section 19(1)(c) of the Irish Competition Act shall have elapsed without the Irish Competition Authority having informed Parent or the Company of the determination (if any) it has made under Section 21(2)(a) or (b) of the Irish Competition Act; or

(iii)                 the Irish Competition Authority, having carried out an investigation under Section 22 of the Irish Competition Act, shall have made a determination under Section 22(3)(a) or Section 22(3)(c) of the Irish Competition Act which would not reasonably be expected to give rise to a Regulatory Material Adverse Effect and the Minister shall not have made an order within the period specified in Section 23(4) of the Irish Competition Act; or

(iv)                the Irish Competition Authority, having carried out an investigation under Section 22 of the Irish Competition Act, shall have made a determination under Section 22(3)(a) or (c) of the Irish Competition Act which would not reasonably be expected to give rise to a Regulatory Material Adverse Effect and one of the following events shall have occurred:

(A)                                        the Minister shall have made an order under Section 23(4)(a) of the Irish Competition Act; or

(B)                                          the Minister shall have made an order under Section 23(4)(b) of the Irish Competition Act which would not reasonably be expected to have a Regulatory Material Adverse Effect; or

(v)                   the period specified in Section 19(1)(d) of the Irish Competition Act shall have elapsed without the Irish Competition Authority having made a determination under Section 22 of the Irish Competition Act in relation to the Merger.

(d)                                 All consents, approvals, waivers and actions of, filings with and notices to, any Governmental Authority or any other Person necessary to be obtained or made by Parent or any of its respective Subsidiaries (but excluding (x) related proceedings of the Competition Appeal Tribunal or any higher court following satisfaction of the condition in Section 9.01(c)(i)(B)(z), Section 9.01(c)(ii)(B)(z), Section 9.01(c)(iii) or Section 9.01(c)(iv) and (y) any proceeding before or made to the Irish High Court in connection with the Merger) to consummate the transactions contemplated by this Agreement shall have been obtained, be in effect and be subject to no limitations, conditions, restrictions or obligations, except for such consents the failure of which to obtain would not, and such limitations, conditions, restrictions or obligations as would not, individually or in the aggregate, reasonably be expected to have a Regulatory Material Adverse Effect.

(e)                                  There shall not have occurred and be continuing as of or otherwise arisen before the Effective Time any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect (but excluding (x) related proceedings of the Competition Appeal Tribunal or any higher court following satisfaction of the condition in Section 9.01(c)(i)(B)(z), Section 9.01(c)(ii)(B)(z), Section 9.01(c)(iii) or Section 9.01(c)(iv) and (y) any proceeding before or made to the Irish High Court in connection with the Merger).

(f)                                    [RESERVED]

(g)                                 The earlier of the following shall have occurred:  (i) the Company shall have received a private letter ruling, closing agreement or similar document from the IRS to the effect described in Section 9.02(g) of the Company Disclosure Schedule, provided that at all times prior to the receipt of such ruling, agreement or document the Company reasonably believes that there is a reasonable possibility that such ruling, agreement or document will in fact be received, or (ii) April 2, 2006; provided that, if, prior to the satisfaction or waiver of this condition, all of the other conditions contained in this Article 9 shall have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Effective Time and can immediately be satisfied), then the Company shall promptly waive either (i) the condition set forth in this Section 9.02(g) or (ii) the conditions set forth in Section 9.02(a)(ii), Section 9.02(a)(iii) (to the extent relating to Section 9.02(a)(ii), provided that, Parent delivers to the Company the certificate contemplated by Section 9.02(a)(iii) relating to Section 9.02(a)(ii) as of the date of this waiver) and Section 9.02(e).

(h)                                 The Company shall have received from Davis Polk & Wardwell, counsel to the Company, on or about the date the Registration Statement shall become effective, and subsequently, on the Closing Date, written opinions dated as of such dates substantially in the form of Exhibit H.  In rendering such opinions, counsel to the Company shall be entitled to rely upon representations provided by Parent and the Company substantially in the form of Exhibit E and Exhibit F, respectively.

Section 9.03.  Conditions to the Obligations of Parent and Merger Subsidiary.  The obligations of Parent and Merger Subsidiary to consummate the Merger and file the Charter Amendment are subject to the satisfaction or waiver by Parent (to the extent permitted by Applicable Law) of the following further conditions:

(a)                                  (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement (A) that are qualified by materiality or Company Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time (other than such representations or warranties that address matters only as of a certain date, which shall be true as of such date), and (B) that are not qualified by materiality or Company Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time (other than such representations or warranties that address matters only as of a certain date, which shall be true as of such date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 9.03(a)(ii)(B) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Sections 5.02(b), 5.05, 5.06(b), 5.14, 5.15 and 5.17(b) which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect; provided that, Parent agrees that it shall not exercise its right to waive the condition contained in this Section 9.03(a) should such waiver cause the Company not to be able to obtain the Financing.

(b)                                 There shall not have occurred and be continuing as of or otherwise arisen before the Effective Time any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (but excluding (x) proceedings of the Competition Appeal Tribunal or any higher court following satisfaction of the condition in Section 9.01(c)(i)(B)(z), Section 9.01(c)(ii)(B)(z), Section 9.01(c)(iii) or Section 9.01(c)(iv) and (y) any proceeding before or made to the Irish High Court in connection with the Merger); provided that, Parent agrees that it shall not exercise its right to waive the condition contained in this Section 9.03(b) should such waiver cause the Company not to be able to obtain the Financing.

(c)                                  Parent shall have received from Sullivan & Cromwell LLP, counsel to Parent, on or about the date the Registration Statement shall become effective, and subsequently, on the on the Closing Date, written opinions dated as of such dates substantially in the form of Exhibit G.  In rendering such opinions, counsel to Parent shall be entitled to rely upon representations provided by Parent and the Company substantially in the form of Exhibit E and Exhibit F, respectively.

(d)                                 Parent shall have received a customary opinion with respect to the solvency of Parent in connection with the reclassification of Parent Common Stock pursuant to the Charter Amendment and the Parent Common Stock Redemption, which opinion shall be in form and substance reasonably satisfactory to Parent and shall be from a nationally recognized provider of such opinions who shall be reasonably satisfactory to the Company.

(e)                                  Parent shall be reasonably satisfied that the Merger shall become effective immediately after the effectiveness of the Charter Amendment.

ARTICLE 10
TERMINATION

Section 10.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)                                  by mutual written agreement of the Company and Parent;

(b)                                 by either the Company or Parent, if:

(i)             the Merger has not been consummated on or before October 2, 2006 (the “End Date”); provided that, the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date;

(ii)                    there shall be any Applicable Law which is final and nonappealable that would cause the condition in Section 9.01(b) not to be satisfied; or

(iii)                 (A) the stockholders of Parent shall have voted on (i) the Charter Amendment, or (ii) the issuance of shares of New Parent Stock in the Merger, in each case, at the Parent Stockholder Meeting (including any adjournment or postponement thereof), but such portion of the Parent Stockholder Approval shall not have been obtained, or (B) the stockholders of the Company shall have voted on the adoption of this Agreement at the Company Stockholder Meeting (including any adjournment or postponement thereof), but the Company Stockholder Approval shall not have been obtained;

(c)                                  by the Company, if:

(i)                       an Adverse Parent Recommendation Change shall have occurred;

(ii)                    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and either (A) Parent is not using its reasonable best efforts promptly to cure such breach or failure or (B) such condition is incapable of being satisfied by the End Date;

(iii)                 any event, occurrence, revelation or development of a state of circumstances or facts shall have occurred that would cause the condition set forth in Section 9.02(e) not to be satisfied and such condition would not reasonably be expected to be capable of being satisfied by the End Date; or

(iv)                Parent shall have willfully, knowingly and materially breached any of its obligations under Section 6.04 or any of Parent’s directors not affiliated with Huff, named executive officers, or financial advisors shall have willfully, knowingly and materially breached any of its material obligations under Section 6.08 (and, in this respect, the Company hereby confirms that the forgoing Persons have been fully informed of their obligations under Section 6.04 and Section 6.08 hereunder).

(d)                                 by Parent, if:

(i)                       a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and either (A) the Company is not using its reasonable best efforts promptly to cure such breach or failure or (B) such condition is incapable of being satisfied by the End Date;

(ii)                    any event, occurrence, revelation or development of a state of circumstances or facts shall have occurred that would cause the condition set forth in Section 9.03(b) not to be satisfied and such condition would not reasonably be expected to be capable of being satisfied by the End Date;

(iii)                 the Company shall have willfully, knowingly and materially breached any of its obligations under Section 7.02;

(iv)                if the Board of Directors of the Company shall have withdrawn, qualified or modified its approval of this Agreement or the Company Board Recommendation in a manner adverse to Parent; or

(v)                   prior to the date of the Parent Stockholder Meeting, the Board of Directors of Parent authorizes Parent, subject to complying with the terms of this Agreement, to enter into any binding definitive agreement with respect to a Superior Proposal; provided that, immediately prior to any such termination, Parent shall have paid to the Company any amounts due pursuant to Section 11.04(b); and provided, further, that in the case of any such termination by Parent, (i) Parent shall have given the Company written notice, at least 20 Business Days prior to such termination, of its intention to terminate this Agreement and to enter into a binding written agreement concerning a transaction that it believes constitutes a Superior Proposal (which notice shall have attached the most current version of the agreement relating to the Acquisition Proposal in question and a summary of any other material terms relating thereto), (ii) Parent shall have, and shall have caused its Representatives to, during such 20 Business Day period, negotiate in good faith with the Company with respect to any changes the Company may wish to make with respect to its proposal, and (iii) the Company does not make, within such 20 Business Day period, a revised proposal that the Board of Directors of Parent determines in good faith (after consultation with its financial advisor and its outside legal counsel) would, if consummated, result in a transaction at least as favorable to Parent’s stockholders from a financial point of view as the transaction set forth in Parent’s written notice delivered pursuant to clause (i) above.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto; provided that, (x) no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach by such party of this Agreement, and (y) the provisions of this Section 10.02 and Sections 11.04, 11.06, 11.07, 11.08, 11.09, 11.10, 11.11 and 11.12 and the Confidentiality Agreement (subject to the terms thereof, and to Section 6.08 to the extent relating to the Confidentiality Agreement), shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11
MISCELLANEOUS

Section 11.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Telewest Global, Inc.
160 Great Portland St.
London, England
W1W 5QA
Attention:	Stephen Cook
General Counsel and Group Strategy Director
Facsimile No.: +44 20-7299-5495

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Joseph B. Frumkin
Facsimile No.: +1 212-558-3358
Attention: Richard C. Morrissey
Facsimile No.: +44 207-959-8950

if to the Company, to:

NTL Incorporated
909 Third Avenue, Suite 2863
New York, New York 10022
Attention:	Bryan Hall
General Counsel
Facsimile No.: +1 212-752-1157

with a copy to:

NTL Incorporated
Bartley Wood Business Park
Bartley Way
Hook, Hampshire
RG27 9UP
Attention:	Bryan Hall
General Counsel
Facsimile No.: +44 12-5675-2100

And

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: William L. Taylor
Facsimile No.: +1 212-450-3800
Attention: John K. Knight
Facsimile No.: +44 207-418-1400

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02.  Survival of Representations, Warranties and Agreements.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.  The covenants and agreements contained in this Agreement shall survive in accordance with their terms.

Section 11.03.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval has been obtained, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under Delaware Law unless the required approval is obtained.

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.  Expenses.  (a) Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that, the Company and Parent shall share equally all fees and expenses, other than attorneys’ and accountant’s fees and expenses, incurred in relation to the printing, filing and mailing of the U.S. Disclosure Filings and all filing fees payable pursuant to the Enterprise Act.

(b)                                 If a Payment Event (as hereinafter defined) occurs, Parent shall pay the Company (by wire transfer of immediately available funds), if, (x) pursuant to clause (i)(A) below, simultaneously with the occurrence of such Payment Event, a fee of $175,000,000, (y) pursuant to clause (i)(B), simultaneously with the occurrence of such Payment Event, a fee of $215,000,000, or (z) pursuant to clauses (ii) or (iii) below, within two Business Days of the event giving rise to the payment obligation a fee of $215,000,000.

“Payment Event” means the termination of this Agreement pursuant to:

(i)                       (A) Section 10.01(c)(i) or Section 10.01(c)(iv), or (B) Section 10.01(d)(v);

(ii)                    Section 10.01(b)(i) but only if (A) at the time of such termination the Company Stockholder Approval shall have been obtained and the Parent Stockholder Approval shall not have been obtained, (B) prior to such termination, an Acquisition Proposal shall have been made, and (C) either of the following has occurred:

(x)                     where such Acquisition Proposal was withdrawn prior to the date of such termination, within 12 months following the date of such termination, Parent or one of its Subsidiaries shall have entered into a definitive agreement with respect to, recommended to its stockholders, or consummated, an Acquisition Proposal with the Person who made such withdrawn Acquisition Proposal or one of its Affiliates or a Person acting in concert with it, or

(y)                   where such Acquisition Proposal was not withdrawn prior to the date of such termination, within 12 months following the date of such termination, Parent or one of its Subsidiaries shall have entered into a definitive agreement with respect to, recommended to its stockholders, or consummated, an Acquisition Proposal; or

(iii)                 Section 10.01(b)(iii)(A) but only if (A) prior to the Parent Stockholder Meeting, an Acquisition Proposal shall have been made, and (B) either of the following has occurred:

(x)                     where such Acquisition Proposal was withdrawn prior to the Parent Stockholder Meeting, within 12 months following the date of such termination, Parent or one of its Subsidiaries shall have entered into a definitive agreement with respect to, recommended to its stockholders, or consummated, an Acquisition Proposal with the Person who made such withdrawn Acquisition Proposal or one of its Affiliates or a Person acting in concert with it, or

(y)                   where such Acquisition Proposal was not withdrawn prior to the Parent Stockholder Meeting, within 12 months following the date of such termination, Parent or one of its Subsidiaries shall have entered into a definitive agreement with respect to, recommended to its stockholders, or consummated, an Acquisition Proposal;

provided that, for the purpose of clauses (ii) and (iii) above, each reference to “20%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”.

(c)                                  If this Agreement is terminated pursuant to:

(i)                       Section 10.01(d)(iv) or Section 10.01(d)(iii);

(ii)                    Section 10.01(b)(i) but only if (A) at the time of such termination the Parent Stockholder Approval shall have been obtained and the Company Stockholder Approval shall not have been obtained, (B) prior to such termination, an Acquisition Proposal shall have been made and (C) either of the following has occurred:

(x)                     where such Acquisition Proposal was withdrawn prior to the date of such termination, within 12 months following the date of such termination, the Company or one of its Subsidiaries shall have entered into a definitive agreement with respect to, recommended to its stockholders, or consummated, an Acquisition Proposal with the Person who made such withdrawn Acquisition Proposal or one of its Affiliates or a Person acting in concert with it, or

(y)                   where such Acquisition Proposal was not withdrawn prior to the date of such termination, within 12 months following the date of such termination, the Company or one of its Subsidiaries shall have entered into a definitive agreement with respect to, recommended to its stockholders, or consummated, an Acquisition Proposal; or

(iii)                 Section 10.01(b)(iii)(B) but only if (A) prior to the Company Stockholder Meeting, an Acquisition Proposal shall have been made, and (B) either of the following shall have occurred:

(x)                     where such Acquisition Proposal was withdrawn prior to the Company Stockholder Meeting, within 12 months following the date of such termination, the Company or one of its Subsidiaries shall have entered into a definitive agreement with respect to, recommended to its stockholders, or consummated, an Acquisition Proposal with the Person who made such withdrawn Acquisition Proposal or one of its Affiliates or a Person acting in concert with it, or

(y)                   where such Acquisition Proposal was not withdrawn prior to the Company Stockholder Meeting, within 12 months following the date of such termination, the Company or one of its Subsidiaries shall have entered into a definitive agreement with respect to, recommended to its stockholders, or consummated, an Acquisition Proposal, then, the Company shall pay Parent (by wire transfer of immediately available funds) simultaneously with such termination, in the case of (i) above, or within two Business Days of the event giving rise to the payment obligation, in the case of (ii) and (iii) above, a fee of $175,000,000; provided that, for purposes of clauses (ii) and (iii) above each reference in the definition of “Acquisition Proposal” to “Parent” shall be deemed a reference to “the Company” and each reference in such definition to “20%” shall be deemed to be a reference to “50%”.

(d)                                 The Company and Parent acknowledge that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, they would not enter into this Agreement.  Accordingly, if any party fails promptly to pay any amount due pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by the other party (including legal fees and expenses) in connection with any action, including the prosecution of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid amount at the publicly announced prime rate of JPMorgan in New York City from the date such fee was required to be paid to the date it is paid.

Section 11.05.  Disclosure Schedule References.  The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement, and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such other representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

Section 11.06.  Binding Effect; Benefit; Assignment.  (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 6.03, shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except as expressly provided in Section 6.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)                                 No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 11.07.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 11.08.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; provided that, any final judgment in any such suit, action or proceeding may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Applicable Law.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR

RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11.  Entire Agreement; Release of Original Merger Subsidiary.  (a)  This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and such agreements supersede all prior agreements and understandings, both oral and written, between the parties with respect to their subject matter.

(b)                                 Notwithstanding anything to the contrary contained herein, the parties hereto agree that Original Merger Subsidiary shall be hereby immediately and forever released from its obligations under the Original Merger Agreement without any liability to any other party under the Original Merger Agreement and that, for the avoidance of doubt, Original Merger Subsidiary shall not be deemed to be a party to this Agreement except for the purposes of this Section 11.11(b) and the other Sections of this Article 11 to the extent relating hereto.

Section 11.12.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NTL INCORPORATED

By:	/s/ James Mooney
	Name:	James Mooney
	Title:	Chairman

TELEWEST GLOBAL, INC.

By:	/s/ Anthony (Cob) W.P. Stenham
	Name:	Anthony (Cob) W.P. Stenham
	Title:	Chairman

NEPTUNE BRIDGE BORROWER
LLC

By:	/s/ Anthony (Cob) W.P. Stenham
	Name:	Anthony (Cob) W.P.Stenham
	Title:	Chairman

MERGER SUB INC.
(solely with respect to Section 11.11(b) of this Agreement and the other Sections of Article 11 of this Agreement to the extent relating thereto)

By:	/s/ James Mooney
	Name:	James Mooney
	Title:	Chairman